EXHIBIT 10.8


                              LICENSING AGREEMENT


This Licensing Agreement is effective as of this 20th day of March, 1998 by and between KBF Pollution Management, Inc. a New York Corporation, with offices located at One KBF Plaza, End of Jasper Street, Paterson 07522 (hereinafter the "Licensor") and EPS Environmental, Inc. dba Solucorp Industries, a British Columbia Corporation with its principal offices located at 250 West Nyack Road, West Nyack, New York 10994 (hereinafter the "Licensee").

                                   WITNESSETH


WHEREAS, the Licensor owns the exclusive rights to patent-pending process to separate, recover and reclaim metals from liquids by the addition of certain reagents (hereinafter the "Technology"), under prescribed methodological conditions (hereinafter the "Process"); and,


WHEREAS, the Licensor possesses expertise in determining the name and extent of the applicability of the Technology and Process (hereinafter the "Know-how"); and,

WHEREAS, the Licensee is involved in the environmental remediation business and desires to obtain a License for the use and marketing of the Technology and Process to remediate, recover and/or treat liquid streams of wastes containing metals throughout the world.


NOW THEREFORE, in consideration of the foregoing premises and of the mutual promises, covenants, conditions, and limitations herein contained, as well as other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Licensor and the Licensee do hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS


As used above and throughout this entire Agreement, the following terms shall have the meanings as hereinafter defined:

1.01 Affiliates. Any entity in which a party to this Agreement or any of its stockholders, directors or officers has a direct or indirect ownership interest (other than insubstantial interests in publicly held companies), or any entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a party to this Agreement.

1.02 Consumer Price Index ("CPI"). The index used for site specific price escalation as determined by the prevailing official rates and other factors of the national market in which that site exists (see Attachment B).

1.03 Demand. The demand for the Licensed Material shall be evidenced by any and all potential clients, customers, third party environmental remediation or management companies, governments and/or site operators which generate or in any manner produce, remediate or manage any liquid metal bearing waste to which the Licensed Material may apply.

1.04 Effective Date. The effective date of this Agreement shall be the 20th day of March, 1998.

1.05 Engineering Contractor. An engineering and/or construction firm shall be designated for each site. This engineering contractor will work directly with the Licensor in the design and engineering of the site, and consult with the Licensor as needed during the construction of the site. The engineering contractor will be required to enter into separate agreements directly with the Licensor.

1.06 Essential Components. Components without which the Technology and/or the Process would be, at worst, ineffective, and at best, inefficient. These components include SST, a required polymer and


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the items  and  categories  of equipment  provided for pursuant to the terms and conditions of each site specific agreement. All essential components shall be purchased directly from the Licensor.

1.07 F o b. Shipping. Method of shipping having that meaning ascribed to it by standard convention that essentially provides that title for any goods purchased changes hands at the point of distribution. The Licensee will after taking such title be responsible for all costs, taxes, transportation, insurance and/or damage.

1.08 Feasibility Study. Upon the provision of certain information and samples, detailed herein, the Licensor will perform an analysis of each site and the existing contamination and/or waste stream. This study will allow the Licensor to determine the nature and the extent of the applicability of the Technology and Process. This feasibility study will ultimately form the basis for all subsequent design, engineering, technical assistance, training and standard operating procedures for each site.

1.09 Gross Receipts. The residual gross revenue upon which the royalties payable hereunder shall be calculated in accord with the principle outlined in Attachment B, specifically Section A of said Attachment.

1.10 Know-how. The Licensor possesses considerable knowledge and experience in practicing the Licensed Material. Every site and every stream of waste is unique and requires different procedures, quantities of reagents and equipment to process efficiently. The Licensor's expertise in this respect is critical in determining the nature and extent of the applicability of the Technology and Process to each individual site or stream of waste. Know-how is expressly excluded form Licensed Material.

1.11 Letter of Credit. Stand-by letter of credit with site draft attached provided by banking institution approved by the Licensor.

1.12 Licensed Material. The license herein granted applies to the use and marketing of the present Technology and Process to remediate, recover and/or treat liquid streams of wastes containing metals as defined in Attachment A, annexed hereto, and does not apply to other technologies or processes now existing or hereafter to be created, designed or engineered by the Licensor.

1.13 Off-Spec Waste or Site. Pursuant to the terms herein, the Licensor will be performing a feasibility study for each site. This study is critical to determining the nature and the extent of the applicability of the Technology and Process, as well as the design, engineering and construction for each site. In order to perform this feasibility study, sample and other information must be provided. If the actual site or waste characteristics materially differ from the sample's characteristics, the site or waste will be deemed by the Licensor to be off-spec.

1.14 Patent. Shall refer to and include applications for letters patent, letters patent (including reissues, divisions, continuations or extensions thereof), and rights by license or otherwise acquired under letters of patent whenever acquired, owned, or possessed, applicable to the use of the Technology and Process to remediate, recover and/or treat liquid streams of wastes containing metals as defined in Attachment A, annexed hereto.

1.15 Polymer. A coagulating compound that may or may not be used in treatment. Its use will be a function of the characteristics of the individual site and/or waste at issue. The polymer is one of the essential components as that term is defined herein.

1.16 Process. The portion of the Licensed Material that details the general methodology for the correct application of the Technology to remediate, treat recover and reclaim metals from liquid waste for re-use as provided for in Attachment A, annexed hereto.

1.17 Quality Control and Assurance ("QC/QA"). The quality control and quality assurance protocols are essential to the effective and efficient operation of the Technology and Process. Failure to conform


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to these  protocols may result in the failure of the  Technology  and Process to perform the functions contemplated herein

1.18 Reagent. A chemical compound that is required for the use of the Licensed Material.

1.19 Recovered Product. An ultimate end product of the use of the Licensed Material. The recovered product will take the form of a dried powder that will have moderate to high concentrations of elemental metals. The recovered product is analogous to virgin ore taken directly from the ground and is likely to have concentrations of metals and a higher commercial value than virgin ore.

1.20 Related Company. Any third party with whom the License has entered into a partnering, licensing, sales, marketing, contracting, or other remediation, recovery and/or treatment relationship with for the express purpose of carrying out the transactions contemplated hereby in the Grant Territory.

1.21 Selective Separation Technology ("SST"). An essential chemical component of the Technology without which the Licensed Material would be ineffective.

1.22 Site Approval. After performing the initial feasibility study for a specific site, the Licensor will make a determination as to whether or not and/or to what extent the Licensed Material applies to the characteristics of the site. The Licensor, upon making its final determination will issue a site approval and prepare a preliminary proposal for the process to be employed at the site.

1.23 Site Operator. The Related Company or other entity in charge of the management and/or operations of an individual site.

1.24 Site Specific Agreement. Separate per size agreement contemplating the use of the Technology and Process as applied to the specific conditions of one individual site, It is the intent of the parties hereto to enter into a site specific agreement for each and every site, as that term is herein defined. This agreement shall state with precision (in terms of U.S. dollars) the gross per gallon receipts and other price and cost terms herein referenced for each site, which terms will be defined upon the final site approval of each site (see Attachment B). This agreement shall also detail with precision all such terms herein referenced that remain discretionary and conditioned upon final site approval, including, but not limited to, any terms detailing the requisite standard operating procedures and quality control protocols, the required essential equipment and the furnishing of Know-how to the site operator or other third party.

1.25 Site. A specific treatment or remediation system, designed for the treatment, recovery and/or remediation of a specific stream of waste using the Licensed Material. There can be more than one site at any one individual location.

1.26 Standard Operating Procedure ("SOP") As part of the preparation of the final design proposal for each site, the Licensor shall prepare a site specific standard operating procedure manual for the site. All site personnel will be train according to the standard operating procedure of their respective sites, Strict adherence to SOP protocols is essential to the efficient use of the Licensed Materials.

1.27 Technology. The portion of the Licensed Material that details the general chemistry and reagents for the correct application of the Technology to remediate, treat, recover and reclaim metals from liquid waste as provided for in Attachment A, annexed hereto.

1.28 Work-plan. After performing the initial feasibility study for each site, and upon issuance of the specific site approval, the Licensor will prepare a preliminary proposal and work plan for the design and construction of the site. This proposal will be presented to the Licensee or any Related Company, including the engineering contractor for inclusion into the a final work plan for each site.


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                                   ARTICLE II
                  GRANT OF LICENSE; TERRITORY AND LIMITATIONS

2.01 Grant. The Licensor hereby grants to the Licensee, for approved sites within the Grant Territory only, as provided for by provision 2.02 hereof, the exclusive right license and privilege, subject to provision 5.07 hereof, to use and market the Technology and Process to remediate, recover and/or treat liquid streams of wastes containing metals.

2.02 Grant Territory. The exclusive license herein granted is world-wide and for only those sites approval by the Licensor.

2.03 Scope. The grant shall be inclusive of the right, license and privilege solely to the use of the Technology and Process as contemplated by this Agreement only.

     (a) Exclusion of Know-how. The parties hereby agree that Know-how, as that term is herein defined, will be furnished by the Licensor, pursuant to the terms as herein defined, on a site specific basis as needed for the consideration defined in Article IV, "Royalties and Fees," and that this Know-how shall not be included in the grant of the Licensed Material.

     (b) Exclusion of the Manufacture of Reagents. Neither the Licensee or any Related Company, Affiliate, sublicensee or other party shall have the right to manufacture SST or the polymer required for the Technology and Process as herein defined or referenced, and shall purchase the SST and the polymer exclusively from the Licensor on the cost basis and upon terms defined in Article IV, "Royalties and Fees," and the applicable site specific agreement.

     (c) Exclusion of New Technologies, Processes and Know-how. The license herein granted applies to the Technology and Process in existence on the effective date of this Agreement, and does not apply to other technologies or processes now existing or hereafter created, designed or engineered by the Licensor or others. In the event that the Licensee desires to obtain the rights to any additional technologies or processes now or hereafter existing, the granting of such rights shall be subject to separate written agreement then to be negotiated, for which rights the Licensee shall have right of first refusal in the Grant Territory only.

2.04 Site Specific Approval. The Licensee shall not under any circumstance use or otherwise arrange for the use of the Licensed Material in any site not approved by the Licensor.

2.05 Transferability. The grant of the License to Licensee is nontransferable, nonassignable and indivisible. The Licensee shall have the right, however, to sub-license to any third party upon the prior express written consent of the Licensor, which consent shall not be unreasonably withheld. Upon such circumstance, the Licensor reserves the right, free of restriction, to make independent arrangements with the third-party with respect to the furnishing of Know-how, purchase of reagents and equipment, quality control and assurance, training, record keeping and reporting, and any technical or other support that may be required.

2.06 No Competitive Technologies Processes or Know-how. Until either party shall give to the other notice of termination of this Agreement as hereinafter provided; (a) Licensee shall not enter in to any other License agreement for any directly competitive Technology and/or Process within the Grant Territory and
(b) the Licensee shall not directly or indirectly undertake to purchase and/or use any directly competitive Technology or Process, if any such technologies and/or processes presently or hereafter exist, except those of the Licensor.

2.07 Sales Through Related Company. Licensee shall have the right to conduct sales, marketing and contracting through a Related Company provided that the Licensee shall be responsible for the payment

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of royalties and other  obligations  under this  Agreement.  The Licensee  shall within reason disclose to the Licensor the identity of any such Related Company, and provide copies of all relevant agreements in place with the Related Company that are reasonably related to the transaction contemplated by this Agreement.

2.08  Patent  Coverage  Delimited.  No  license  or right is hereby  granted  by implication or otherwise, with respect to any other letters patent or applications thereto except as specifically set forth herein and in Attachment A, annexed hereto.

2.09 Breach Event. Breach of this Article of the License Agreement in any manner shall be deemed a material breach for which the Licensor may pursue termination in full accord with the provisions of this Agreement.


                                  ARTICLE III
                             TERMINATION AND TENURE

3.01 Term. This agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of five (5) years ending on March 20, 2003. The term of this Agreement shall automatically renew for successive periods of one year at the end of the term hereof, including renewal terms, unless either party shall have given written notice of non-renewal at least one year prior to the end of the term.

3.02 Material Breach. If the Licensee shall at any tine and for any reason not make payment to the Licensor of any royalty or other amount agreed to be paid hereunder by the date required by this Agreement as required under any site specific agreements, or shall default in the making and provision of any report hereunder required by the date required by this Agreement, or shall commit any breach of any covenant or agreement herein contained, or shall negligently make any false report and shall fail to remedy such default, breach or report within thirty (30) days in the case of the Licensee or sixty (60) days in the case of any potential sub-licensee after written notice thereof by Licensor, Licensor may, at its option, terminate this Agreement and the Licenses herein granted by written notice of such termination.

     (a) In the event of any or more of the following:

         (i) any breach of this Agreement not cured within sixty (60) days after notification thereof;

         (ii) insolvency or bankruptcy of either party;

         (iii) appointment of a trustee or receiver for either party;

         (iv) the failure of the Licensee to use its best efforts to satisfy any of the Demand, as herein defined in the Grant Territory after a period on one (1) year from the date of this Agreement.

         (v) the failure of the Licensee to comply with and abide by the terms of any the Licensor's feasibility studies, final work plans or designs, quality control and assurance procedures and reporting requirements or any instructional manual detailing the standard operating procedures for each site; and/or,

         (vi) the production by the Licensee of any intentionally misleading or otherwise fraudulent or false report,

         then, and in addition to all other rights and remedies which either party may have in law or equity, the party not in default may at its option terminate this Agreement by written notice. Such termination shall become effective on the date set forth in the said notice of termination but in no event shall it be earlier than thirty (30) days from the date of notice thereof. The waiver of the right of termination for any default under this Agreement shall


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              not  constitute  a waiver of the right to claim  damages  for such default or the right to terminate for any subsequent default.

3.03 Agreement Not to Use or Employ. On termination of this Agreement, Licensee hereby agrees that it will not, in perpetuity, either directly, indirectly or through any of its Related Companies or Affiliates, Licensees, sublicenses, clients, or partners, use or employ any information disclosed by the Licensor from the patent disclosures and applications, technologies, trade secrets, designs, formulas, processes. Know-how, contracts, samples, feasibility studies, work-plans, project documentation, books, instructional volumes, notes, drawings, writing, documents, files, models, photographs, videos, drawings, sketches, ideas, concepts and inventions in any stage of development or completion, improvements and discoveries relating to the rights, privileges and license, and any improvements thereto, which are the subject matter of this Agreement.


     (a) Sublicense Contingency. In the event that, pursuant to provision 2.05, and upon the express written consent of the Licensor, the Licensee sublicenses any rights or privileges to any third party, the Licensee shall impose the same condition in perpetuity upon its sublicensees with respect to not using any of the information disclosed by the Licensor or the Licensee from the Licensor's patent disclosures and applications, technologies, trade secrets, designs, formulas, processes. Know-how, contracts, samples, feasibility studies, work-plans, project documentation, books, instructional volumes, notes, drawings, writings, documents, files, models, photographs, videos, drawings, sketches, ideas, concepts and inventions in any stage of development or completion, improvements and discoveries relating to the rights, privileges and license, and any improvements thereto, which are the subject matter of this Agreement.

     (b) Covenant to Enforce as to Sublicensee. The Licensee agrees and hereby covenants that it shall engage in all reasonable efforts to enforce the terms of this subsection 3.03 as against any possible defaulting sublicensee, the failure of which enforcement may result in the initiation of suit in infringement any breach as against any possible defaulting sublicensee.

3.04 Surrender of Rights and Know-how. On the termination of this Agreement, for any reason whatsoever, Licensee, its Related Companies or Affiliates shall deliver to Licensor all patent disclosures and applications, technologies, trade secrets, designs, formulas, processes, Know-how, contracts, samples, feasibility studies, work-plans, project documentation, books, instructional volumes, standard operating procedures, notes, drawings, writings, documents, files, models, photographs, videos, drawings, sketches, any and all duplicated materials on whatever media so reproduced, ideas, concepts and inventions in any stage of development or completion, improvements and discoveries relating to the rights, privileges and license, and any improvements thereto, which are the subject matter of this Agreement.

     (a) Sublicense Contingency. In the event that, pursuant to provision 2.05, and upon the express written consent of the Licensor, the Licensee sublicenses any rights or privileges to any third party, the Licensee shall to best of its ability cause said sublicensee(s) to deliver to Licensor all patent disclosures and applications, technologies, trade secrets, designs, formulas, processes, Know-how, contracts, samples feasibility studies, work-plans, project documentation, books, instructional volumes, standard operating procedures, notes, drawings, writings, documents, files, models, photographs, videos, drawings, sketches, any and all duplicated materials on whatever media so reproduced, ideas, concepts and inventions in any stage of development or completion, improvements and discoveries relating to the rights, privileges and license, and any improvements thereto, which are the subject matter of this Agreement.

3.05 Disposal of Inventory. In the event of termination, Licensor shall be given right of first refusal to purchase any regents and/or stocks of any raw materials, as required to have been purchased from the Licensor pursuant to the terms herein defined, as the Licensee and/or any Related Company. Affiliate or

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sublicensee of the Licensee may have in its possession. If the Licensor does not buy said inventories, the Licensor will give to the Licensee or Related Company. Affiliate or sublicensee the right to continue selling or using the stock on hand and raw materials until these stocks on hand are exhausted.

3.06 Rights and Obligations Upon Termination. In case of termination, Licensor shall have the right to give public notice thereof in such manner and at such time and places as it may deem advisable. Upon termination of this Agreement, by expiration or otherwise, the following rights, privileges and/or obligations shall continue to inure to the benefit of the parties:

     (a) The Licensor shall have the right, free of restriction, to directly contract or otherwise conduct any transaction in furtherance of the purposes herein contemplated with any Related Company, Affiliate, and/or sublicensee or any other third party then using, preparing for or otherwise anticipating the use of the Technology and Process.

     (b) The termination of this Agreement shall not relieve the Licensee in any way from its obligation to pay Licensor all royalties and fees which shall have accrued up to the effective date of termination.

     (c) Any termination or expiration of this Agreement shall not prejudice any cause of action or claim of Licensor accrued or to accrue on account of any breach or default by Licensee.

     (d) Any termination or expiration of this Agreement under this Article shall not prejudice the right of the Licensor to final audit of the records of the Licensee in accordance with the provisions of Article IV hereof.

     (e) Any termination or expiration of this Agreement shall not affect the continued operation or enforcement of any provision of this Agreement which by its express terms is to survive expiration or termination.

3.07 Remedies. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and it will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the aggrieved party irrepairable harm, and each party hereby covenants and agrees that such aggrieved party shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages.

                                  ARTICLES IV
                               ROYALTIES AND FEES

All royalties and fees outlined hereafter become payable as scheduled herein:

4.01 License Fee. The Licensee shall pay to the Licensor, simultaneously with the execution and delivery of this license, an initial license issue fee of $500,000. The Licensee shall further pay to the Licensor a residual license fee of $0.0005 per gallon for the entire term of this agreement, which fee shall be paid by the Licensee out of its percentage of the total gross per gallon receipts, as that term is herein defined.

     (a) The initial license issue fee shall be paid in the form of unrestricted common stock of the Licensee, at 80% of its market value as of the close of business on March 19, 1998 (190,550 shares). Four-fifths of this stock shall be held in escrow by Sonageri & Fallon LLC, Continental Plaza II, Hackensack, New Jersey 07601. The stock held in escrow shall be released to the Licensor in three equal disbursements on April 20, 1998, May 20, 1998 and June 20, 1998.

     (b) The residual license fee shall be paid on the fifteenth (15th) of every month, commencing with the onset of operations at the first approved site and continuing in perpetuity thereafter on a per gallon basis.

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4.02  Royalty.  For the rights and  privileges  granted  under the License,  the
Licensee shall pay to the Licensor, in the manner hereinafter provided, and until this license is terminated as herein provided, a standard royalty 50% of the gross per gallon receipts, as that term is herein defined, calculated on a per site basis (see Attachment B), for the use of the Technology and Process for the remediation, recovery and/or treatment of any and all quantities of liquid waste processed in the Grant Territory.

     (a) Minimum Royalty. Except upon the express written consent of the Licensor or as provided in provision 4.02(b) hereof, in no event shall be the Licensee pay to the Licensor a royalty of less than $3,000,000 for the first two years, and $2,000,000 per year thereafter for the remaining term of the agreement. In the event that the minimum royalty shall be paid, the first minimum royalty shall be payable in full by December 31, 1999, and all minimum royalties thereafter shall be payable in full at the end of the relevant calendar year.

     (b) In the event that the Licensed Material is not as warranted herein, and provided that the total gross receipts, as the term is herein defined, do not exceed $6,000,000 in the first two years and $4,000,000 per year for each year thereafter for the term of this Agreement, the extent of the Licensee's pecuniary liability for the minimum royalty payable hereunder to the Licensor shall be limited to 50% of the gross receipts.

     (c) The dollar amount of the royalty and all costs and calculations therefore shall precisely detailed in each Site Specific Agreement to be entered into by the parties hereto upon the final site approval of each site. It is the intent of the parties to compute the above defined costs and figures on a per gallon basis, using dollars per gallon as the unit of calculation, and to standardize these costs by taking into account the total quantity of waste per site anticipated to be processed per year as herein contemplated. All costs of operations and reagents shall be expressed as a function of this projected total quantity (see Attachment B).

     (d) The royalty shall be computed per site, and shall under no circumstances be less than $0.007 per gallon. The royalty due on any one site shall not under any circumstance have any impact on the amount of the royalty due on any other site.


4.03 Purchase of Reagents. The Licensee shall cause to be purchased exclusively from the Licensor the SST at a rate $18.00 per gallon, and a required polymer at a rate of $5.00 per pound. All costs of shipment of the reagents f.o.b. from the point of manufacture to the Grant Territory.

     (a) The payment will be tendered by an approved institutional stand-by letter of credit with site draft attached for each order or as approved in writing individually by Licensor.

4.04 Purchase of Equipment. Except upon the express written consent of the Licensor, the Licensor shall distribute and/or make available to the Licensee and/or the sublicensee and/or the site operator specific items of essential equipment at a cost plus ten and ten (10% plus 10%) basis.

     (a) The payment will be tendered by an approved institutional stand-by letter of credit with site draft attached for each order or as approved in writing individually by Licensor.

4.05 Feasibility Report. The Licensor shall at its own expense perform a feasibility study and produce a report thereon on a site by site basis.

     (a) The Licensee, or any of its Related Companies, Affiliates, sublicensees, site operators or the engineering contractor shall provide all relevant information for each site reasonably required by the Licensor to perform the initial feasibility study, including but not limited to samples, process descriptions, engineering drawings and schematics, precise quantity, flow and throughout figures, and, if travel to any site for any reason impracticable, a video recording of the site.

4.06 Training. The Licensor shall at its own expense provide for all training for each site. All personnel will be trained for a two week period at the Licensor's facility in Paterson, New Jersey, and then for a period of time, not to exceed one week, at their respective site.

     (a) General Indemnification. The Licensee hereby agrees to indemnify and hold the Licensor harmless from all loss, expense (including reasonable attorney's fees) and damages arising out of any claims, demands and liabilities (including claims by Related Companies, sublicensees, employees and other third parties) incurred by the neglect, crime or other act of any person under control of the Licensee being trained by the Licensor.

4.07 Support. The Licensor shall be responsible for and shall render technical support to the Related Company, Affiliate, sublicensee, and/or the site operator at a cost of up to $300.00 per hour, but at no time less than $190.00 per hour (depending on the level of support required), for all technical support, billed to each quarter hour. All support fees shall be payable within thirty days of the date the support is rendered.

4.08 Quality Control Monitoring. All quality control monitoring shall be the responsibility of the Licensor and shall be charged to each site operator pursuant to the terms of its respective site specific agreement.

4.09 Escalation Factor and Price Adjustment. All prices and fees heretofore detailed in this Article will automatically escalate per calendar year pursuant to the following:

     (a) Per Annum Escalation. The per year fee escalation will be determined in accord with the provisions of section C of Attachment B, and as specified in each site specific agreement.

     (b) Discretionary Adjustment. All prices will be subject to further discretionary adjustments where market forces and other unforeseen factors resulting in increased costs to the Licensor require any such increases to be proportionately passed along to the Licensee.

     (c) Annual Review of Royalties. The parties hereby agree that they shall conduct an annual review of the royalty schedule herein defined at or about each anniversary date of this agreement, at which time the parties agree, as part of the consideration for this Agreement, that they may, only upon the express written consent of both parties, modify the amounts of the royalties payable hereunder.

4.10 Reports, Records and Audits. The Licensee hereby covenants, as part of the consideration for this Agreement, that it shall cause to be paid any and all reasonable costs associated with ensuring compliance with the record keeping, reporting and auditing procedures as defined herein by causing to be integrated into any sublicensing or other agreement entered into for the purposes herein contemplated sufficient provisions to ensure said compliance as against any Related Company, Affiliate, sublicensee or other third party.

     (a) Records. Licensee agrees that it shall cause to be kept accurate records in full accord with the site specific Standard Operating Procedures in sufficient detail to enable the royalties payable hereunder to be determined, and agrees to cause such records to be made available for inspection from time to time during the term of this Agreement. Such inspection shall be made by authorized representatives of the Licensor at reasonable intervals during normal business hours to the extent necessary to verify the reports and payments required as specified herein.

     (b) Reports. Reports shall be produced, in accord with the notice provisions hereof, on an as needed basis to the extent, deemed necessary by the Licensee and/or Licensor. The intent of any such report is to clearly and unambiguously set forth the following information:

         (i) Influent gallonage, flow, rate and throughout statistics measured hourly, with specific reference to time of measurement and cumulative quantity and flow data;

         (ii) Analytical data, including but not limited to, concentrations of inorganic, and when applicable, organic compounds and pH of both the influent and effluent. This data shall be compiled hourly;

        (iii) Precise quantities used of SST and polymer per day;

         (iv) Any additional information deemed necessary and requested by the Licensor, and,

         (v)  The assessment of the royalties due thereon.

     (c) Provision of Samples. To the extent that any site specific agreement calls for or otherwise requires samples to be taken at any time, such samples shall be taken and clearly and unambiguously identified in full accord with site specific standard operating procedure.

     (e) Procedure on Audit. It is hereby agreed that Licensor shall have the privilege of having a certified public accountant, or other representative or agent of the Licensor audit all statements of account, reports and records required or contemplated by this Agreement to be made by Licensee to Licensor, as frequently as Licensor may desire to have such audits made, and that Licensee shall place at the disposal of said certified public accountant for the purposes of this paragraph any and all records essential to the verification of such reports. The expense of such audits and verifications shall be borne jointly by the Licensee and Licensor except upon the development of conditions giving either party reasonable cause to suspect any violation of the reporting and record keeping requirements defined herein, in which circumstance the site operator shall be responsible for all costs and expenses of the audit.

         (i) Reasonable Cause. Any information from whatever source derived that may be interpreted by either party as a potential violation of any term herein defined.

         (ii) Notice Prior to Audit. The Licensee and/or Licensor shall give to the site operator express written notice of its discovery of any fact, condition or circumstance giving the auditing party reasonable cause to suspect any violation of the terms of this
               Agreement.   The  site  operator  shall  be  given  a  reasonable
               opportunity to take corrective action not to exceed ten (10) business days. If, upon the failure of the corrective action to remedy the fact, condition or circumstance giving rise to reasonable cause, or upon the failure of the site operator to take corrective action, the Licensee and/or Licensor will arrange for the audit to commence immediately.

         (iii) Notice of Violation. The Licensee and/or Licensor shall provide express written notice of any violation revealed as a result of any audit conducted. The site operator will then be obligated to cure said violation or shall suffer default pursuant to the provisions of Article III hereunder.

         (iv) Examination Upon and After Termination Event. In the event of termination or expiration of this Agreement for any reason whatsoever, Licensee agrees to provide access, or to otherwise cause access to be provided, to the Licensor, its auditors, accountants or agents to inspect all said records and books of Licensee, and/or any sublicensee and/or any site operator and to investigate generally all transactions of business carried on by Licensee and/or any sublicensee and/or any site operator, or any of its Related Companies, in the Grant Territory pursuant to this Agreement and the License hereby granted, for a one (1) year period of time after such termination.

4.11 Interest on Overdue Payments. Licensee shall cause to be paid to the Licensor with interest thereon at the rate of 18% per annum any and all amounts past due and owing for sixty (60) days hereunder to the Licensor, calculated form the date when such payments are due and payable as provided herein to the date of payment. This provision shall survive termination of this Agreement and shall remain in effect until all sums due including interest thereon are paid in full without offset or counterclaim.

4.12 Acceleration of Overdue Account. The payment provisions of this agreement are to be strictly construed with time being of the essence with regard to all payments to be made hereunder by the Licensee to the Licensor. The failure of the Licensee to make such payments on their due dates shall be deemed a material breach of this Agreement, and the Licensor, at its option, may terminate this Agreement upon notice to the Licensee.


                                   ARTICLE V
           OTHER PRINCIPAL RIGHTS AND OBLIGATIONS; PATENT PROVISIONS

5.01 Representations and Warranties of Licensor. As of the effective date of this Agreement, Licensor represents and warrants to Licensee as follows:

     (a) Organization and Qualification. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and thereby. Licensor is duly licensed or qualified to do business, and is in good standing, in every jurisdiction in which it is required to be so licensed or qualified due to its business or ownership of its assets and where failure to be so licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder.

     (b) Authority. Licensor has full power, capacity and authority (corporate or otherwise) to execute and deliver this Agreement upon the concurrent payment to Licensor of the required licensing fees and payments, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by Licensor, and no other proceedings (corporate or otherwise) on the part of Licensor are necessary to authorize this Agreement, or to consummate the transaction contemplated hereby. This agreement has been duly and validly executed and delivered by Licensor and (assuming the valid execution and delivery of the agreement by Licensee) constitute legal, valid and binding agreements of Licensor.


     (c) Consents and Approvals. There is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained, given or made in order for Licensor to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and fully perform its obligations hereunder and thereunder.

     (d) Absence of Conflicts. The execution, delivery and performance by Licensor of this Agreement, and the consummation by Licensor of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which Licensor is subject, (ii) violate any order, judgment or decree applicable to Licensor, or (iii) conflict with, or result in a breach or default under, any term or condition of the charter or by-laws of Licensor, if applicable, or any agreement or other instrument to which Licensor is a party or by which Licensor is bound, or to which any of Licensor's assets are subject.

     (e) Brokers and Finders. Neither Licensor nor any of its officers, directors, employees, Affiliates or associates has employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.

     (f) Ownership and Right to License. Licensor represents and warrants that it is the owner of the world-wide exclusive right, title and interest in and to the applications for letters patent for the Licensed Material, and that it has the sole right to grant licenses under said applications for letters patent, prospective letters patent, reissues and extensions, of the scope herein granted.

     (g) Commercial Utility. Licensor hereby represents and warrants that the Licensed Material has commercial utility.

     (h) Validity. Licensor hereby represents and warrants that said application for letters patent is genuine and valid.

5.02 Acknowledgment of Validity. Licensee hereby covenants and agrees that it will not contest, nor assist others in contesting, the validity of the letters patent, or applications thereto, of the United States which are the subject of this Agreement, nor the title thereto of the Licensor.

5.03 Third Party Infringement. If at any time any third party shall infringe the patent(s) licensed hereunder in the Grant Territory, then Licensee and/or the Licensor shall, promptly either (1) obtain a discontinuance of said infringing operations or (2) bring suit, bringing said suit in the name of the Licensee, or if so required by the laws of the State of New York, bringing suit in the name of the Licensor or joining Licensor as a party plaintiff with the Licensee. For this purpose Licensor shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by Licensee. The Licensor further covenants that it will otherwise provide all reasonable assistance to the Licensee in the prosecution of any such suit.

     (a) Prosecution of Rights. Licensee, with the reasonable assistance of the Licensor, agrees to bring and diligently prosecute such suits for the infringement of the aforesaid patent(s) as may reasonably be necessary to prevent unlicensed competition materially interferring with the businesses of the Licensee and Licensor hereunder. Whenever any suit is brought against any infringer by Licensee as above provided, Licensee shall immediately notify Licensor of such suit. The costs and expenses of such suit and all recoveries therefrom shall be shared equally by the parties hereto, except that, at the option of the Licensor, the Licensor's contribution shall be limited to one-half (50%) of the royalties payable to the Licensor by Licensee during the pendency of any such action.

         (i) Trigger Event; Duties Thereafter. If at any time hereafter any third party shall infringe any unexpired patent licensed hereunder and Licensor shall give notice in writing to Licensee of the existence of such infringement, including such evidence of infringement as Licensor may possess and if Licensee shall fail to assist in the suit against such third party as provided above or obtain a discontinuance of such infringing operations within six
              (6) months of the date of receipt of such notice, then Licensor may at its election either terminate this Agreement and the rights, privileges and license herein granted and any sublicenses that may be granted by the Licensee (pursuant to provision 2.05 of
              Article II above) or bring suit in its own name as against such infringer. Should Licensor bring suit in its own name as hereinbefore provided, Licensee shall execute such legal papers necessary for the prosecution of such suit as may be requested by Licensor, and Licensor shall be liable for all costs and expenses of such litigation and shall be entitled to receive and retain all recoveries therefrom. In the event that the Licensor should undertake such litigation, when the Licensor has the right to cancel the exclusive features of this license and may thereupon license others in the Grant Territory. In the case the Licensee terminates this Agreement by material breach or otherwise failing to satisfy its duties as defined herein, Licensee shall assign to Licensor all sublicenses that may have been granted hereunder pursuant to provision 2.05 of
              Article II of this Agreement.

         (ii) Rights Reserved to Licensor. Licensor shall have the right, in any suit brought by the Licensee, pursuant to the foregoing, to be represented at its own expense by counsel of its own selection to the extent of having access to full information and opportunity to be heard in the councils and attorneys of the Licensee, but such expense shall not be considered as costs or expenses of the litigation unless Licensor elects to participate in the suit as provided in subparagraph (a) of this clause.

     (b) Defense of Third Party Suit. The Licensor agrees during the term of this Agreement to defend Licensee against any suit for infringement of any patent of third parties covering the Licensed Material so long as said patent(s) were issued prior to the effective date of this Agreement in the Grant Territory. This obligation is subject to the following conditions:

         (i) Licensee must have given notice to Licensor of the claim of infringement within twenty (20) days after receipt of service thereof upon Licensee;

         (ii) Licensor's liability shall be restricted to the defense of any suits arising from claims based on any of the Licensor's letters patent, for the Licensed Material granted hereunder; and,

         (iii) Licensee shall render reasonable assistance to Licensor or, upon the request of the Licensee and at the Licensor's option, shall be permitted to defend against the suit and shall be entitled to receive and retain all recoveries, if any, therefrom.

     (c) No Effect on Royalties. Upon the circumstance of any suit for infringement being brought by Licensee and/or Licensor or against Licensee and/or Licensor, there shall be no effect upon the amount or schedule of royalties owning from sublicensee or site operator as so defined in Article IV hereunder.

5.04 Improvements. Licensee, as a part of the consideration for the License hereby granted to it, hereby agrees to submit to Licensor, during the term of this Agreement, all developments or improvements in the Licensed Material or Know-how made by or at the instance of the Licensee, and Licensee hereby agrees that, during the life of this Agreement, the Licensor and each of its Affiliates, both past and future, shall have the exclusive right to said developments and improvements, whether patented or unpatented.

     (a) Assignment to Licensor. Said developments or improvements shall be entirely assigned to the Licensor and shall be the sole property of the Licensor, except, however, that the Licensee shall automatically have an exclusive license thereunder in the Grant Territory without additional charge.

     (b) Development or Improvement. As used herein, the terms development and improvement mean any design, process, method, modification, idea, concept or Technology, of whatever form, the use of which affects the Licensed Material in any one or more of the following ways:

         (i)  Reduces Process or Technology costs;

         (ii) Improves the efficiency or performance of the Process in any manner;

        (iii) Improves the efficiency or performance of the Technology in any manner;

         (iv) Improves reaction efficiency or performance in any manner;

         (v) In any way broadens the scope or range of Process and/or Technology applicability;

         (vi)  Increase marketability; or;

         (vii) Results in any further invention that was reasonably discovered as a direct or indirect result of the Licensor disclosing any information herein contemplated as necessary to the rights, privileges and license herein granted.


     (c) Licensee's Covenant to Disclose. The Licensee hereby covenants to immediately communicate any developments, improvements, modifications, further inventions, and designs it or its Related Companies or Affiliates may discover, make, or develop with respect to the Licensed Material, Know-how and other information herein contemplated as necessary to the rights, privileges and license herein granted, and shall fully disclose to the Licensor the nature and manner of applying and utilizing such improvements, developments, modifications, further inventions and designs. Failure to promptly comply with this covenant in any manner shall be deemed a material breach for which the Licensor may pursue termination in full accord with the provisions this Agreement.

     (d) Development or Improvement by Licensor. The Licensor hereby agrees, as part of the consideration for this Agreement, that it shall make available all direct Developments and improvements to the Licensed Material, made by or at the instance of the Licensor, for no additional cost and under the same terms as this Agreement, except as provided for in subparagraph 5.04(d)(i) hereof. The Licensee hereby agrees that, during the life of this Agreement, the Licensor and each of its Affiliates, both past and future, shall have the exclusive right to said Developments and Improvements, whether patented or unpatented. This provision shall apply only to those direct Developments and Improvements of the Licensed Material that are applicable to the same market (e.g., liquid metal bearing wastes) and the same media (e.g., liquid) that the Licensed Material presently applies.

        (i) Licensee to Bear Costs of Research and Development. The Licensee hereby agrees that it shall bear all costs and shall compensate Licensor for all reasonable expenses incurred by the Licensor in research and development of any direct Developments or Improvements as provided for by subparagraph 5.04 (d) hereof. The Licensee shall pay this amount to the Licensor by reducing its percentage of the gross receipts as provided in provision 4.02 hereof and Attachment B, annexed hereto, by 10% to 40% for a period of time until the amount owing under this provision is paid in full.

     (e) New or Different Market. In the event that any Development or Improvement on the Licensed Material enables access to a new market (e.g., solid, air or radioactive waste), the parties hereby agree that the terms of this License shall not apply. In such instance, the Licensee shall have the right of first refusal on entering into a separate license with the Licensor for such new market Developments or Improvements.

5.05 License Under Foreign Patents; Requirement of Foreign Patents. The Licensee shall have the right to the Licensed Material herein contemplated under any and all foreign letters patent now pending or hereafter to be filed expressly and exclusively corresponding to the herein defined United States letters patent. Under no circumstance shall the Licensee be permitted to use or sublicense the Licensed Material in any geographic region or country for the purposes herein contemplated prior to the Licensor's filing of the application for letters patent corresponding to the herein defined United States letters patent in that geographic region or country.

5.06 Licensor's Covenant to Disclose. In the event that the Licensor contacts or is ever contacted directly by any third party seeking to remediate, recover and/or treat liquid streams of wastes containing metals in the Grant Territory, the Licensor hereby covenants to disclosure the identify of any such party to the Licensee and to simultaneously therewith refer such party to the Licensee, except as provided for in Attachment C, annexed hereto.

5.07 Sales and Marketing Commissions to Licensor. The Licensor shall have the right to engage the market on its own behalf provided that any such sales shall be made through the Licensee, upon which the Licensee shall pay a commission to the Licensor's sales or marketing agent, which commission shall be paid out of the Licensee's percentage of the gross per gallon receipts, calculated on a per site basis. The commission shall be paid in accord with the provisions of the relevant Licensor marketing agreement. All Licensor costs of sale shall be borne by the Licensee, and shall be deducted from its percentage of the gross per gallon receipts, calculated on a per size basis.

5.08 Profit and Commission on Licensor Sale of Licensee Product. In the event that the efforts of the sales or marketing agents of the Licensor result in any sale of any product or service of the Licensee, the Licensee shall pay to the Licensor 50% of the relevant gross receipts, calculated on a per site basis (see Attachment B), derived from any use or sale of any product or service of the Licensee in the Grant Territory. The Licensor shall pay the relevant commission to the Licensor's sales or marketing agent responsible for said sale of the Licensee's product of service.

                                   ARTICLE VI
        KNOW-HOW, TECHNICAL ASSISTANCE, PURCHASE OF ESSENTIAL COMPONENTS

6.01 Know-how Commitment. The Licensor shall from time to time, and to such extent that it shall consider to be reasonably necessary for the performance of this Agreement, furnish to Licensee information essential to determining the nature and extent of the applicability of the Technology and Process. Only the Licensor has the right to divulge Know-how, and at no time shall the Licensee or its Related Companies of Affiliates divulge any Know-how taught or otherwise discovered.

     (a) Delimination of Commitment. The Licensor shall communicate to the Licensee upon request such information relating to the Licensed Material which shall in the opinion of the Licensor be of use to the Licensee in its licensed operations. Such information shall, at the option of the Licensor, consist of any patent disclosures and applications, technologies, trade secrets, designs, formulas, processes, Know-how, contracts, samples, feasibility studies, work-plans, project documentation, books, instructional volumes, notes, drawings, writing, documents, files, models, photographs, videos, drawings, sketches, ideas, concepts and any improvements thereto, which are the subject matter of this Agreement, and which is directly applicable to the operations of the Licensee or its Related Companies or Affiliates. The Licensor shall undertake in the initial feasibility studies, work plan preparations, designs and engineering development, pursuant to the terms herein, of each individual site with respect to the Licensed Material and may provide special, specific or additional information pertaining thereto to the Licensee or its Related Companies or Affiliates or sublicensees. The Licensee shall cause to be paid the relevant support owing to the Licensor for such additional information pursuant to the applicable fees delineated in Article IV. To the extent that the Licensor in its own opinion deems this information to be necessary for the Licensee's use of the Licensed Material, the Licensor shall furnish such specific Know-how as the Licensor deems required and has in its possession.

     (b) Covenant to Provide Technical Assistance.  On the cost basis defined in
         Article IV and other terms herein defined, the Licensor shall provide all reasonable support to the Licensee and/or its Related Companies. Affiliates, sublicensees or other third parties in the use of the Licensed Material on a site by site basis.

     (c) Excluded Know-how. Information with respect to research and advance development activities is not included in the scope of this Agreement and shall not be made available hereunder. Nothing contained in this Agreement shall oblige the Licensor or its Affiliates to make available to Licensee or its Related Companies or Affiliates any information concerning any further invention, development or improvement of the Licensor until an application for letters patent thereon has been filed in the United States patent office.

6.02 Provision of Necessary Information. The Licensee shall cause to be provided to the Licensor any and all information requested and otherwise known to be required, as detailed hereafter, so that the Licensor may conduct an initial feasibility study and prepare a preliminary proposal for each site. The information required by the Licensor shall include, but shall not be limited to:

     (a) Nature, extent and relative degradation of the site with specific identifying information;

     (b) Quantity, flow, throughput and influent source characteristics as applicable;

     (c) Specific details on the existing industrial processes and operations;

     (d) Sufficient characteristic samples of the waste intended to be remediated and/or treated by the Licensed Material, not less than one
         (1) gallon for liquids and five (5) pounds for soils, sludges, and other semi-solid wastes;

         (i) Sampling Procedure. The sampling procedures which shall be adhered to will be provided in the site specific SOP manuals.

     (e) Desired nature, level and extent of treatment and/or recovery;

     (f) Specific  site   information   (including   schematics  if  accessible)
         detailing the site accessibility, structural design requirements, sewer availability, power and water supply availability, power type;

     (g) Overall geophysical and hydraulic characteristics of the site; and

     (h) Any other information deemed necessary by the Licensor on a site by site basis.

6.03 Non-Conformance of Information; Off-Spec Wastes and/or Sites. As provided herein, the Licensor will be performing a feasibility study for each site. The parties recognize that this study is critical for determining the nature and the extent of the applicability of the Technology and Process, as well as the design, engineering and construction for each site. In order to perform this feasibility study, samples and other information must be provided. If the actual site or waste characteristics materially differ from the samples characteristics, the site or waste will be deemed by the Licensor to have not met the original specifications of the site. The non-conforming waste or site will be deemed to be off-spec. The Licensee hereby agrees that it shall bear all reasonable costs and expenses associated with re-performing any additional feasibility studies, designs, proposals or work-plans.

6.04 Licensee to Bear Costs.

     (a) Set-up. The Licensor will bear the costs of preparing its per site process design proposal and work-plan. The Licensee will cause the sublicensee and/or site operator, at its cost, to obtain all necessary approvals needed to operate the site, and will bear all remaining costs associated with site set-up, including but not limited to final process design, engineering, construction, and operation. Any support required at any time will be provided by the Licensor on the cost basis defined in Article IV. The Licensor or Licensee shall designate a third-party engineering and/or construction firm (hereinafter the "engineering contractor") for each site. The engineering contractor shall work with the Licensor and will be required to enter into separate agreements (including but not limited to nondisclosures and indemnifications) directly with the Licensor. The Licensee will bear any additional costs which may be charged for any regulatory, legal or permitting requirements, which requirements are the sole obligation of the Licensee or its Related Companies or the engineering contractor to comply with.

     (b) Covenant to Assist in Design, Engineering and Construction. Upon satisfaction of the condition that the engineering contractor enters into any separate agreements with Licensor as the Licensor deems necessary, the Licensor covenants to assist the engineering contractor in the design, engineering and construction of that portion of any site in which the remediation, recovery and/or treatment activities contemplated by this Agreement shall be conducted. The Licensor further covenants that, to the extent only that it is able, it will assist the engineering contractor in a reasonable manner in the design, engineering and construction of other portions of any site. The Licensor shall furnish that reasonable Know-how necessary to comply with the conditions of this covenant.

         (i) Any support required at any time to comply with the conditions of this covenant will be provided by the Licensor on the cost basis defined in Article IV.

     (c) Covenant to Render Technical Assistance for Operation. The Licensee shall designate for each site a Related Company, third party or itself as the Site Operator. The site operator, may at the option of the Licensor, be required to enter into separate agreements (including but not limited to nondisclosures and indemnifications) directly with the Licensor. This covenant shall only be given upon the execution of these agreements in the event that the Licensor elects to have said agreements executed.

         (i) Upon satisfaction of the foregoing condition, the Licensor covenants to assist and to render all reasonable technical and other support required to initiate and maintain operation at each site, for only those portions of each site in which the remediation, recovery and/or treatment activities contemplated by this Agreement shall be conducted.

         (ii) Any support required at any time to comply with the conditions of this covenant will be provided by the Licensor on the cost basis defined in Article IV.

         (iii) The determination as to whether any on-site assistance by the Licensor is required will be made solely by the Licensor.

6.05 Purchase of Essential Components Exclusively from Licensor. The Licensee shall cause the sublicensee and/or site operator to purchase all components termed herein as essential directly from the Licensor pursuant to the following terms and conditions.

     (a) Essential Reagents. The Licensee, as a part of the consideration for the License herein granted, hereby agrees to purchase the essential reagents directly from the Licensor. There are two essential reagents for which this term applies: (1) SST; and, (2) a required polymer compound. SST shall be purchased on a per gallon basis and the polymer shall be purchased on a per pound basis pursuant to the cost basis provided for in Article IV.

         (i) Requirement of Manufacturing. At no time, except upon the express written consent and control of the Licensor, shall SST or the polymer by manufactured in the Grant Territory.

         (ii) Shipping. All costs of shipment shall be borne by the site operator. The method of shipment shall be f.o.b. (shipping) from point of manufacture, having that meaning ascribed to it by standard convention.

     (b) Essential Process Equipment. Except upon the express written consent of the Licensor, the Licensee, as a part of the consideration for the License herein granted, hereby agrees to cause the sublicensee and/or site operator to purchase the essential process equipment directly from the Licensor. All pieces or categories of equipment which shall be deemed essential and shall be purchased directly from the Licensor shall be detailed in the Site Specific Agreement for each site.

          (i) Shipping. All costs of shipment shall be borne by the site operator. The method of shipment shall be f.o.b. (shipping) from the point of manufacture and/or distribution, having that meaning ascribed to it by standard convention.

      (c) Licensor Covenants to Supply Essential Components. The Licensor hereby covenants that it will within a reasonable time supply the aforesaid essential components to the Licensee or its designated recipient on an as needed basis.

          (i) Ability to Supply. As of the dated hereof, Licensor represents and warrants to Licensee that it presently has and shall have the ability to supply the aforesaid essential components to the Licensee or its designated recipient.

      (d) Excluded Components. The Licensee or its Related Companies or any engineering contractors shall source and provide for all components not herein referenced, or provided for in any Site Specific Agreement.

6.06 Covenants to Provide Training. Licensor hereby covenants and agrees to train the personnel of the site operator for the requisite laboratory and process operations.

      (a) Procedure on Training. All personnel shall be trained over the course of two (2) weeks at the Licensor's principal facility at One KBF Plaza in Paterson, New Jersey, and a period of time not to exceed one (1) week on location at the individual site.

      (b) Standard Operating Procedure. As part of the preparation of the final design proposal for each site, the Licensor shall prepare a site specific Standard Operating Procedure (the "SOP") manual for the site. All personnel will be trained according to the standard operating procedure of their respective sites.

      (c) Indemnification on Failure to Comply with the SOP. The Licensee hereby agrees to indemnify and hold the Licensor harmless from all loss, expense (including reasonable attorney's fees) and damages arising out of any claims, demands and liabilities (including claims by Related Companies, sublicensees, employees and/or other third parties) incurred by its, their own or the site operator's neglect arising out of the failure to strictly abide by and adhere to the terms and instructions specified in the site SOP manual and the relevant Site Specific Agreement.

6.07 Assumption of Risk by Licensee. Licensee agrees that it shall be responsible for damage to its or its Related Companies' property and for injury or death of its employees and agents caused by any acts or omissions to act arising from its or its sublicensee's direction, supervision or instruction, including negligence, of the employees or agents of the Licensor, during the performance of this Agreement. The Licensee agrees to release the Licensor from any and all liability for loss or damage so caused to its or its Related Companies' properties, and further agrees to indemnify and hold harmless the Licensor against all claims and causes of action arising out of such damage to property or such injury or death of employees or agents, except where actions or omissions of the Licensor or its agents give rise to any claims, demands and liabilities.

      (a) Environmental Health and Safety Considerations. Since the Licensee will hire or cause to be hired various engineering contractors, the Licensee expressly acknowledges that it will be the responsibility of such engineering contractors as well as the Licensee, not the Licensor, to ensure that each site is ultimately designed, engineered, constructed and thereafter operated in accordance with the applicable safety, health, and environmental standards or requirements of the Grant Territory.

      (b) General Indemnification. Licensee further indemnifies and holds Licensor harmless from any and all claims, demands, causes of action and all costs of defense incurred by the Licensor (including court costs and reasonable attorney's fees actually incurred) which claims, demands or causes of action are asserted by any third party whatsoever including employees of the Licensee and its Related Companies and are caused or alleged to be caused by reason of any fault or defect in the design, construction or operation of any site.

      (c) Survival. The provisions of this clause shall survive expiration or termination of this Agreement for any reason and shall not be affected thereby.

6.08 Maintenance of Secrecy; Restrictions; Survival. It is recognized by the parties hereto that information in the form of Know-how will be disclosed, taught or delivered by the Licensor pursuant to this Agreement and will contain and incorporate confidential information in which Licensor has and will continue to have a proprietary interest as the owner of such information, and Licensee agrees to maintain, and will maintain, as confidential any and all information disclosed to Licensee, directly or indirectly, pursuant to this Agreement. Licensee will obtain from its employees, contractors, consultants, agents, stockholders and other persons having access to Know-how acquired by Licensee from Licensor (or any possible third party infringer), pursuant to this Agreement, duly binding agreements from such persons, in a form acceptable to Licensor, to maintain in confidence any such information disclosed to such person by Licensee. Licensee agrees to reveal Know-how revealed to it by Licensor pursuant to this Agreement, only to such persons and only to the extent as may be required to permit Licensee to make possible the utilization of such Know-how pursuant to this Agreement. The provisions of this paragraph shall survive the termination of this Agreement.

                                  ARTICLE VII
             DISTRIBUTION MARKETING; MINIMUM SALES AND BEST EFFORTS

7.01 Authorized Sales Channel. Licensee shall arrange for the sale or use of the Licensed Material in the Grant Territory.

7.02 No Competitive Products. Licensee hereby covenants and agrees that it shall not sell or use any material which may be regarded by the Licensor as directly competitive with the Licensed Material, except upon the express written consent of the Licensor.

7.03 Reciprocal Exchange of Commercial Information. The Licensor agrees to furnish to the Licensee all commercial and marketing information and contacts which it has heretofore obtained or developed in connection with the exploitation of the Licensed Material in the Grant Territory, and the Licensee agrees to furnish to the Licensor all commercial and marketing information and contacts which it has heretofore obtained or developed in connection with the exploitation of the Licensed Material in the Grant Territory.

7.04 Best Efforts of Licensee. The Licensee hereby covenants and agrees to use its best efforts to promote the sale and use of the Licensed Material in the Grant Territory. The Licensee shall as soon as possible after receiving the Licensed Material herein granted begin to sell and to arrange for penetration of the Grant Territory. The Licensee shall at all times throughout the life of this Agreement exert its best efforts to create, service, supply and otherwise satisfy as extensive a market for the Licensed Materials in the Grant Territory as is possible. Breach of this provision in any manner shall be deemed a material breach for which the Licensor may pursue termination in full accord with this Agreement.

      (a) Duty to Exploit. It is understood and agreed that the Licensee undertakes for itself the obligation to sell the Licensed Material, but shall not incur any pecuniary liability for breach of this undertaking, it being understood and agreed that if the Licensee declines to accept otherwise feasible orders from any purchasers or fails to meet the requirements of any purchaser of the Licensed Material provided for in orders accepted by the Licensee, the Licensor may license such other third parties to supply the Licensed Material to such purchasers. Said licenses to said third parties shall be confined to supplying the Licensed Material to only such purchasers from whom the Licensee may have refused to accept orders or whom the Licensee has failed to supply, and said license shall be limited as to time only to the extent that the Licensee corrects such non-conforming conduct. The Licensor agrees that, in the event of the Licensee's breach of this duty to exploit the Licensed Material, no license shall be granted to any third party upon terms more favorable than the terms then in force between the Licensee and the Licensor.

      (b) Sales Organization and Efforts. The Licensee agrees to maintain suitable sales personnel and exert its best efforts toward vigorously promoting the sales and use of the Licensed Material, including prompt handling of all inquiries, personal calls on customers and/or potential site operators and local marketing to the extent permissible or practical in the Grant Territory.

7.05 Minimum Sales Requirement. If within any one (1) year period, as measured by the anniversary date of the first Site Specific Agreement, there shall be any less than ten (10) additional individual sites in operation in the Grant Territory using the Licensed Material (i.e., ten additional sites each year), or otherwise in substantial completion of construction, the Licensor may, at its option, choose to excise the exclusivity provisions from this Agreement and license the Licensed Material to others for the exploitation of the Grant Territory market. This requirement shall accrue and is to be satisfied only by the sales and marketing efforts of the Licensee; any site or contract that results from the sales or marketing efforts of the licensor shall not be included in the accrual or satisfaction of this requirement. Breach of this provision in any manner shall be deemed a material breach for which the Licensor may pursue termination in full accord with this Agreement.

7.06 Remedy on Inability to Supply Demand. In the event of or at the time the Licensee should be unable to supply the Demand for the Licensed Material, the Licensor shall have the right after reasonable notice to the Licensee to engage in sufficient efforts (including licensing to others) to fill such demand over and above the then present capacity of the Licensee but only so long as the Licensee shall be unable to fulfill said demand or otherwise gives its consent to the Licensor to engage in such efforts. Otherwise, the Licensor shall have the right to pursue termination in accord with Section 3.02 (a)(iv) hereof.

                                  ARTICLE VIII
                  QUALITY CONTROL STANDARD OPERATING PROCEDURES

8.01 Quality Control. Since quality control and quality assurance protocols (hereinafter "QC/QA") are essential to the efficient operation of the Technology and Process, and the failure to conform to these protocols may result in the failure of the Technology and Process to function as contemplated hereby, the Licensee hereby agrees that it shall, pursuant to this Agreement and each individual Site Specific Agreement, cause strict adherence to all QC/QA standards for each site precisely equivalent to those provided for in the Standard Operating Procedure (the "SOP") manual, which manual shall be provided to the Licensee and/or site operator and the individual employees of the site operator by the Licensor.

8.02 Standard Operating Procedures. As part of the preparation of the final design proposal for each site, the Licensor shall prepare a site specific SOP manual for each site. All personnel trained by the Licensor will be trained according to the standard operating procedure of their respective sites. All necessary copies of the SOP manual shall be provided to trained personnel and/or the site operator and/or the Licensee at the expense of the Licensor.

8.03 QC/QA Reporting Requirement. The Licensee shall, pursuant to this Agreement and each individual Site Specific Agreement cause to be enforced strict compliance with all site specific QC/QA reporting requirements detailed in each site specific SOP manual, to be provided prior to the commencement of operations at each site.

8.04 Procedure on Failure to Comply. Strict adherence to the QC/QA protocols and the SOP shall be required. Since strict compliance with the SOP and QC/QA protocols is critical to the effective use of the Licensed Material, the Licensee, as a part of the consideration for the License herein granted, agrees to cause strict compliance with the SOP and QC/QA protocols. The Licensee further covenants that it shall have the responsibility and authority to enforce compliance of these protocols, and shall do so in strict compliance with the terms and provisions of this Article.

      (a) Notice of Non-Compliance. Any deviation from the QC/QA protocols or any material operating provision of the SOP will result in the issuance of a Notice of Non-Compliance. The notice will issue to the Licensee as well as to the site operator. The site operator will then be given ten days (10) to cure the compliance deficiency. If the deficiency remains uncured, an additional notice will issue. The site operator will be given ten (10) additional days to cure the deficiency. This process of notice and instruction to cure will repeat a maximum of five (5) times for the same deficiency. If the deficiency at issue still remains uncured, the Licensor shall issue to the Licensee and the site operator a Notice of Issuance of Penalty.

      (b) Issuance of Penalty. The Licensor may issue to the Licensee a fine not to exceed $15,000 for each penalty required to be imposed. The Licensee shall then enforce and make all reasonable efforts to collect this penalty as against the site operator.

      (c) Visitation. The Licensor, at its option, may at any time elect to visit the site in violation in order to ensure correction of any deficiency. The reasonable costs of any such visitation shall be borne equally by the Licensee and Licensor.

      (d) Material Breach. Continued persistent failure to correct any one single violation and/or deviation from the procedure as outlined herein and in the individual per site SOP manuals over the course of any six (6) month period will be deemed a material breach for which the Licensor may pursue termination in full accord with the provisions of this Agreement.

                                   ARTICLE IX
                                MUTUAL COVENANTS

Each of the parties hereto covenants to the other party as follows:

9.01 Incorporation of Previous Agreements. The parties hereto agree that all confidential information and/or evaluation materials, respectively defined in the Nondisclosure and Confidentiality Agreements (collectively, the "confidentiality agreements"), executed by the parties on December 30, 1997, and disclosed in furtherance of this Agreement, shall remain confidential between the parties and there will be no disclosure of these materials except as provided under the terms of the confidentiality agreements and this Agreement.

9.02 Confidentiality of Terms. With the exception of acknowledging that this exclusive license for the territory has been established for a minimum period of ten (10) years, all other terms relating to this contract shall remain confidential between the parties and there shall be no disclosure of them by a party without the written consent of the other party, except as is necessary to comply with any legal and/or accounting disclosure requirements.

9.03 General Confidentiality. Except as otherwise required by law or in connection with judicial, administrative or arbitration proceedings (in which case the disclosing party shall be afforded a reasonable opportunity to seek a protective order), each of the parties agrees not to (i) disclose any confidential information herein defined of the other party, or the remaining terms of this Agreement, to any individual or entity (other than its directors, officers, employees, agents and representatives with a need to know such confidential information) or (ii) use any confidential information of the other party for any purpose other than consummating the transaction contemplated hereby and, with respect to Licensee, conducting the remediation, recovery and/or treatment contemplated herein.

9.04 Mutual Cooperation. The parties acknowledge that in order to further the purposes of this Agreement information containing or consisting of trade secrets, customer lists and other confidential information may be communicated by either party to the other. Such information may take the forms of plans, drawings and data, and will be deemed confidential unless otherwise designated by the Licensor of Licensee as "Non-Confidential Information." The parties hereto agree to cooperate after the execution of this Agreement to the fullest extent reasonably necessary to consummate fully the transaction contemplated hereby, including but not limited to accounting for the transaction hereunder.

9.05 General Indemnification of Licensor. The Licensee shall not incur any liability or indebtedness in the name of the Licensor, nor do or suffer any act or thing which may render the Licensor liable for the payment of any money to any third person for any purpose whatsoever, except as herein otherwise provided. The Licensee hereby agrees to indemnify and hold the Licensor harmless from all loss, expense (including reasonable attorney's fees) and damages arising out of any claims, demands and liabilities incurred by its own neglect in connection with the fulfillment of the terms and conditions of this Agreement.

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

10.01 Representations and Warranties of Licensee. As of the date hereof, Licensee represents and warrants to Licensee as follows:

       (a) Authority. Licensee has full power, capacity and authority (corporate or otherwise) to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by Licensee, and no other proceedings (corporate or otherwise) on the part of Licensee are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This agreement has been duly and validly executed and delivered by the Licensee, and (assuming valid execution and delivery by Licensor) constitutes the legal, valid and binding agreement of Licensee.

       (b) Consents and Approvals. There is no authorization, consent, order or approval of, or notice to or filing with any individual or entity required to be obtained or given in order for Licensee to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to fully perform its obligations hereunder.

       (c) Absence of Conflicts. The execution, delivery and performance by Licensee of this Agreement, and the consummation by Licensee of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or lapse of time or both, (i) violate any provision of law, statute, rule or regulation to which Licensee is subject, (ii) violate any order, judgment or decree applicable to Licensee, or (iii) conflict with or result in a breach or default under any term or condition of the Certificate of Incorporation or By Laws of Licensee, or any agreement or other instrument to which Licensee is a party or by which it is bound.

       (d) Brokers and Finders. Neither Licensee nor any of its officers, directors, employees, Affiliates or associates has employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.

       (e) Related Companies and Affiliates. The Licensee has the means to exploit the entire market in the Grant Territory, and to arrange for timely payment of all fees and royalties herein defined itself or through existing arrangements with Related Companies or other third parties.

10.02 License Covenant to Assist in Approvals. The Licensee hereby covenants, as part of the consideration of this Agreement, to engage in all reasonable efforts to secure all approvals reasonably required by the Licensor, including but not limited to approval to the EPA SITE program and any and all patent approvals in each national market in which the Licensee will market the Licensed Material.

10.03 Survival of Representations and Warranties; Covenants Indemnities. All representations, warranties, covenants and indemnities contained herein or made in writing by any party in connection herewith shall survive the termination or expiry of this Agreement indefinitely. All covenants contained herein shall survive until performed fully. The provisions for payment of (and accounting in respect to) the fees detailed in Article IV of this Agreement and other monies due to the Licensor under this Agreement shall survive the termination or expiry of this Agreement.

10.04 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than to those to which it was held invalid, shall not be affected thereby, shall be severable, shall inure to the benefits of both parties and shall be valid and enforceable in accordance with their terms.

10.05 Further Acts. The parties hereto agree, as part of the consideration to this Agreement, to perform such further acts and execute such additional instruments as may be necessary to carry out the full intent and purpose of this Agreement.

10.06 Counterparts. This agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10.07 Headings. The article, section and provision headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.08 Application. This agreement applies to, inures to the benefit of, and binds the parties hereto and, subject to the express assignment provisions hereof, their respective successors and assigns.

10.09 Scope. This agreement together with the attachments annexed hereto constitutes the entire agreement between the parties. It supercedes any prior agreement or understandings between them as to the subject matter contemplated herein, and it may not be modified or amended in any manner other than as set forth herein.

10.10 Amendment and Modification. This agreement may only be amended, modified or supplemented by written agreement of the parties.

10.11 Assignment. Licensor shall have a right to assign any and all of its rights under this Agreement to any Affiliate or other entity owned or controlled by Licensor provided that Licensor and the assignee shall be jointly and severally liable to perform all of Licensor's obligations hereunder. Otherwise, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the express prior written consent of the other party, except that Licensor or Licensee may assign their respective rights and obligations under this Agreement to any purchaser of all or substantially all of their respective assets or the assets or their respective parent companies.

10.12 Waiver. Any failure of the Licensor, on the one hand, or the Licensee, on the other, to comply with any obligation herein may be expressly waived hereunder, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing and duly executed by the appropriate party. The remedies set forth in this Agreement shall be cumulative and no one shall be construed as exclusive of any other or of any remedy provided by law. The failure of any party to exercise any remedy at any time shall not operate as a waiver of them or the right of such party to exercise any remedy for the same or subsequent default at any time.

10.13 Reservation of Rights. All rights not specifically and expressly granted to the Licensee by this Agreement are reserved to the Licensor.

10.14 Third Parties. Except as specifically set forth or referred to herein, nothing herein shall be construed to confer upon or give to any party other than the parties hereto and, only if applicable, their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

10.15 No Agency or Partnership. The parties are not partners or joint ventures nor is the Licensee entitled to act as the Licensor's agent, nor shall the Licensor be liable in respect of any representation, as or omission of the Licensee of whatever nature.

10.16 Force Majeure. The parties hereto shall not be liable for the failure of performance hereunder if occasioned by war, declared or undeclared, fire, flood, acts of God, interruption of transportation, embargo, accident, explosion, inability to procure or shortage of supply of raw materials, equipment, or production facilities, prohibition of import or export of the Licensed Materials covered hereby, governmental orders, regulations, restrictions, priorities or rationing, or by strike, lockout, or other labor troubles interfering with the production or transportation of such goods or with the supplies of raw materials entering into their production of or any other cause beyond the control of the parties. Any suspension of performance by reason of this article shall be limited to the period during which such cause of failure exists, but such suspension shall not affect the running of the terms of this Agreement.

      (a) Merger or Acquisition. In the event of the direct or indirect acquisition, or assumption of a 20% or greater controlling interest of the Licensee by any superior authority, the Licensor shall, at its option, have the right to terminate this Agreement at any time thereafter upon giving written notice thereof to the Licensee, and, upon the giving of such notice of termination, this Agreement shall terminate forthwith.

          (i) Continuing Rights and Obligations. In the event of such termination, the Licensee and/or the relevant superior authority shall be entitled to income as provided for by the terms of this Agreement, and shall remain obligated to the Licensor for all royalties payable and duties owning hereunder for only those sites, as that term is herein defined, existing upon termination in the event provided for by subparagraph 10.16 (a) hereof. In the event of any such termination, the Licensor hereby covenants to contract or otherwise deal with the Licensee and/or the relevant superior authority on a site by the site basis as is reasonably necessary for each of these existing sites.

          (ii) Non-Exclusivity. In the event of the direct or indirect acquisition, or assumption of a 20% or greater controlling interest of the Licensee by any superior authority, the Licensor, at its option, and in lieu of termination, may choose to excise the exclusivity provisions from this Agreement and may license the Licensed Material to others for the exploitation of the Grant Territory market. If the Licensor chooses to exercise this option, there shall be no effect on the royalties payable and duties owing to the Licensor pursuant to the remaining terms of this Agreement.

10.17 Conflicts. In the event that any provision, term, condition, or object of this Agreement may be in conflict with any law, measure, ruling, court judgment (by consent or otherwise), or regulation of the any governmental authority, or any department or agency thereof, and the legal counsel of either party shall advise that in their considered opinion such conflict or a reasonable possibility of such conflict exists, then either party may propose to the other appropriate modifications of this Agreement to avoid such conflict. In such case, if an agreement or modification is not reached within sixty (60) days, the party making such proposal, after thirty (30) day written notice to the other party, may terminate this Agreement in its entirety, as of a date subsequent to such thirty (30) days, and which shall be specified in said notice.

10.18 Government Approval. Any approval of this Agreement by any government which may require the Licensee to seek its approval to enable the Licensee to enter into this Agreement or to make payments hereunder in United States dollars in the United States of America shall be secured in writing by the Licensee who shall supply the same or a true copy thereof to the Licensor within six (6) months of the date of this Agreement.

10.19 Joint and Several. All agreements on part of either of the parties which comprises more than one person or entity shall be joint and several.

10.20 Currency. Throughout this Agreement the currency is U.S. Dollars.

10.21 Entire Agreement. This agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement or as duly set forth on or subsequent to the date hereof in express writing and signed by a proper and duly authorized representative of the party to bound thereby. This written agreement embodies all of the understanding and obligations between the parties with respect to the subject matter hereof.

                                   ARTICLE XI
                                 GOVERNING LAW

11.01 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

                                  ARTICLE XII
                               NOTICE PROVISIONS

12.01 Notices. All notices, consents, requests, demands and other communications required or permitted hereunder shall not be binding unless in writing and shall be deemed to have been duly given when delivered by hand or by facsimile transmission (transmission confirmed and hard copy mailed by first class mail) or three (3) days after mailed, certified or registered mail with postage prepaid:

              (a) If to Licensor, to:

                      KBF Pollution Management, Inc.
                      1   KBF Plaza
                      End of Jasper Street
                      Paterson, New Jersey 07522
                      Attn: Lawrence M. Kreisler
                      Fax No.: 973-942-7700

or to such person or address as the Licensor shall furnish to the Licensee in writing by notice given in the manner set forth above.

               (b) If to the Licensee, to:

                       Solucorp Industries, Ltd.
                       250 West Nyack Road
                       West Nyack, New York 10994
                       Attn: Peter Mantia
                       Fax No.: 914-623-4987

or to such other person or address as Licensee shall furnish to the Licensor in writing by notice given in the manner set forth above.

12.02 Adequacy of Service. Notice given personally shall be deemed given at the time of delivery. Notice sent by post in accord with this clause shall be deemed given at the commencement of business on the second business day following its posting. Notice sent by telefax or facsimile transmission in accord with this clause shall be deemed given at the time of actual transmission and must be accompanied by notice by post. Notice sent by post must either be sent certified mail, return receipt requested, or by Federal Express or other suitable licensed overnight carrier.

                                  ARTICLE XIII
                           DELIVERIES UPON EXECUTION

13.01 Deliveries. The following deliveries shall be made upon execution and, unless waived by the appropriate party in writing or by consummating the transactions contemplated hereby without them, are conditions precedent to execution of this Agreement:

      (a) Letters patent and applications for letters patent of the Licensor (Attachment A);

      (b) All relevant agreements as and between the Licensee and any Related Company in the Grant Territory with whom the Licensee intends on working or partnering with to conduct the remediation, recovery and/or treatment activities contemplated herein;

      (c) Samples, and precise quantity, flow, throughput and existing process data for the anticipated first site;

      (d) All unrestricted common stock of the Licensee due upon execution; and,

      (e) All other attachments to this Agreement as deemed reasonably necessary by either party.

13.02 Further Assurances. Licensor and Licensee shall each deliver, or cause to be delivered, all other documents reasonably required to be delivered by the other party at the execution and shall take all other actions which are reasonably necessary or appropriate in order to consummate fully the transactions contemplated hereby.

13.03 Compliance With Payment Schedule. Concurrently upon execution of this Agreement. Licensee shall pay all fees owing to Licensor accord with the terms of Article IV.

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be duly executed in their names by their proper officers thereunto duly authorized and their corporate seals to be hereunto affixed on the date hereinafter set forth.

KBF POLLUTION MANAGEMENT, INC.                  SOLUCORP INDUSTRIES

By:   /s/ Lawrence M. Kreisler                  By:   /s/ Peter R. Mantia
      ----------------------------------              --------------------------
      Lawrence M. Kreisler                            Peter R. Mantia
      President, Chief Executive Officer              President

Date: March 20, 1998                            Date: March 20, 1998
      ----------------------------------              --------------------------

[Corporate Seal]                                                [Corporate Seal]

                ATTACHMENT A: LETTERS PATENT: LICENSED MATERIAL




         Method for Recovering and Separating Metals from Waste Streams by

                               Lawrence Kreisler

                             FIELD OF THE INVENTION

         The present invention relates generally to a method for removing precious and non-precious metals from hazardous and non-hazardous waste streams, and more particularly to a method for recovering and separating such metals.

                          BACKGROUND OF THE INVENTION

         Treatment and reduction of concentrations of metals in metal bearing industrial waste streams to environmentally acceptable levels has been a long term problem. It is important to be able to treat such wastes and remove metals, hazardous materials, and toxic substances, with minimal amounts of solid wastes remaining in a cost effective manner. The ultimate solution to such environmental problems, recovery, recycling, and reuse of metals contained within waste streams has been inadequately addressed.

         In those instances where metals, compounds, and hazardous materials are not separated from waste streams, but are transported to special waste disposal facilities for treatment or storage, the metals are not recovered, leaving them to be disposed of with other unprocessed or partially processed wastes. As a result, not only is there no recycling with the attendant potential for economic profit or cost reduction, but waste disposal and waste storage problems are created as well. Such waste disposal and waste storage problems are associated with high cost and long waste storage time periods. Often, the wastes generated are considered to be hazardous. Under many environmental statutes, hazardous, toxic, and/or dangerous wastes remain the liability of the waste generator, as long as these wastes exist in the environment. Such long term liability remains with the generator, even though the wastes may have been treated and placed in a secure landfill for disposal.

         Processes for removing metals from waste streams including ion exchange and electrolysis have heretofore been known, but theses process are limited. Ion exchange is costly, slow, and cumbersome to use, and in order to be effective, the waste water being treated must be passed through a significant amount of ion-exchange resin, usually in the form of a filter bed, making it effective, in most cases, for only treating small volumes of waste water. The complex fabrication process and sophisticated synthetic chemistry required by ion exchange metal recovery technology significantly contributes to the expense of its use to purify liquid waste streams. The cost and complexity of ion exchange also limits the variety of resins available.

         Although ion exchange resin beds may be regenerated, the waste waters from regeneration must often be retreated to remove bulk contaminants and then usually passed through the ion exchange resin again to eliminate hazardous materials. Thus, ion exchange is a cumbersome process, and therefore impractical, especially for large volumes of waste water in a continuous-treatment process, as compared to using ion-exchange in a batch-treatment process.

         Electrolysis is also expensive, requires significant maintenance, employs other resources, may create its own waste disposal problems and is energy intensive. Electrolytic recovery is, at best, 70%-80% efficient. Besides, the electrolyte systems available today are very sensitive to the presence of contaminants.

         Use of either ion exchange or electrolytic recovery of metals from waste streams requires separation of streams for processing, thereby ultimately creating multiple waste streams. This multiplicity of streams results in a costly waste removal process for the waste stream generator.

         In contrast to the ion exchange and electrolytic metal recovery processes, one of the more acceptable technologies for treating waste water is based on a settling process, using fixating agents such as hydroxides and sulfates. The fixating chemicals are added to water in a settling tank to absorb or otherwise transform the contaminants into materials which settle to the bottom of the tank. This technology uses comparatively simple equipment and permits the processing of large volumes of waste waters, without adding materials which would result in an environmentally undesirable effluent stream. However, in many cases, use of ordinary settling processes fails to reduce contaminant concentrations to levels low enough to meet the statutory requirements, without using excessive amounts of materials, over a protracted processing time. Current settling processes often produce undesirably large quantities of solid hazardous or toxic wastes in the form of sludge. The sludge cannot, for the most part, be effectively regenerated. Thus, using current settling techniques for waste water treatment, the resulting sludge product is yet another waste material that must be disposed of in a secure landfill without benefit of recycling. In turn, this process results ultimately in the necessity to clean the environment in the long term future.

         As a result of problems associated with the above noted technologies, waste water generators have been forced to consider alternative methods which employ the addition of metal complexing agents to waste water streams and sludge of various industrial processes.

         For example, U.S. Patent No. 3,966,601 (Stevenson, et al.) discloses a purification process comprised of mixing a soluble heavy metal salt and a heavy metal dithiocarbamate. U.S. Patent No. 4,387,034 (Unger, et al.) discloses a collector for use in concentrating metal values in ores by flotation, the collector being comprised of a mixture of 0-isopropyl N-ethylthionocarbamate and o-isobutyl N-methylthionocarbamate.

         U.S. Patent 4,578,195 (Moore, et al.) discloses a process for treating aqueous effluents to remove polluting metallic elements wherein the effluent is contacted with a poly(dithiocarbamate) chelating agent. U.S. Patent 4,612,125 (Elfline) discloses a method for removing heavy metals from waste water streams, comprising treating the waste water with sulfur-containing compounds, such as sodium tri-thiocarbamate.

         U.S. Patent 4,678,584 (Elfline) discloses a method for treating a liquid containing a heavy metal comprising contacting the liquid with a mixture of sodium diethyldithiocarbamate and sodium tri-thiocarbanate. U.S. Patent 4,943,377 (Legare) discloses a method for removing heavy metals from waste effluents comprising mixing the effluents with a solution of a sulfur compound such as sodium polythiocarbamate. U.S. Patent 5,372,726 (Straten) discloses a method for treating water polluted by metal ions comprising the steps of adding thiocarbamide, potassium or sodium hydroxide, and potassium or sodium hyposulfite.

         U.S. Patent 5,264,135 (Mohn) discloses a method for treating sludge from industrial waste water streams comprising the steps of adding a metal complexing agent to the sludge such as dimethyl-dithiocarbamate or a salt thereof. The metal complexing agent is added to a sludge thickening tank prior to de-watering in a filter press to form a sludge that contains 60% to 85% moisture by weight. Mohn does not disclose use source separation of the effluent throughout the process and does not disclose adjusting the pH of the waste solution to the optimal point of insolubility for the various metals involved. Mohn characterizes the sludge as being fixated, thereby allowing disposal in landfills.

         In addition, a number of metallurgical processes for recovering metal have also been disclosed. For example, U.S. Patent 3,899,322 (Yosim et al.) discloses a process for recovery of noble metals from scrap comprising melting the scrap at a temperature between 800(degrees)F and 1,800(degrees)F. U.S. Patent 4,135,923 (Day) discloses a process for the extraction of metals from metallic materials comprising heating a lead-free mixture of metals and separating the metals in a molten state.

         U.S. Patent 5,008,017 (Kiehl, et al.) discloses a process for recovering metals from waste liquids, including a step for obtaining pure metal. A dewatered sludge is heated for a period from about thirty minutes to about one hour at 900(degrees)F, to recover substantially pure silver. However, this metallurgical process for recovering metals from a metallic sludge is very complicated, and requires a metal complexing agent be applied to the metallic sludge of waste streams.

         None of the known prior art technologies separate and also recover a variety of metals from one or more waste streams in order to use the metals as valuable commercial products, nor do they disclose the recovery, recycling, and reuse of the recovered metals. In those prior art processes using reagents to cause fixation of metals and to produce a fixated hydroxide sludge byproduct, the resulting byproducts must be sent to and disposed of in a secure landfill or alternative receiving site.

         For the foregoing reasons, there is a need for a method for removing, separating, and recovering metals and groups of metals and groups of metals, such as transition metals, alkali metals, and alkaline earth metals. An efficient method for removing, separating, and recovering such metals in a cost effective manner with a high degree of recovery from waste streams and with minimal amounts of unprocessed solids and sludge remaining in the environment is needed. Illustrative, but not limitative, of the metals that such a method can be capable of separating, removing and recovering are such precious and non-precious metals as aluminum, barium, beryllium, calcium, chromium, cobalt, copper, gold, iron, lead, magnesium, manganese, nickel, platinum, potassium, silver, tin, vanadium, zinc, and the like.

         Such a process should also be capable of removing other metals, such as antimony, arsenic, selenium, thallium, and the like from waste streams with at least 50% removal.

                            SUMMARY OF THE INVENTION

         The present invention is directed to a method for recovering and separating precious and non-precious metals from hazardous and non-hazardous industrial waste streams. The method of the present invention removes, separates, and recovers such metals in a cost effective manner with more than 95% removal from waste streams and with minimal amounts of unprocessed solids and sludge remaining in the environment.

         The method of the present invention for separating and recovering precious and non-precious metals from industrial waste stream generally comprises: adjusting the pH of an industrial waste stream containing the precious and non-precious metals to be recovered; adding a metal complexing agent to said waste stream to form metal ions of the metals to be recovered; adding a particle growth enhancer to promote the aggregation of said metal ions; adding a flocculating agent to increase the particle size of said metal ions and form a solution thereof; dewatering said solution to form a sludge and a supernatant; dewatering and drying said sludge to form an ionic metal concentrate; and, melting said concentrate to selectively remove and recover a desired metal therefrom.

                     DETAILED DESCRIPTION OF THE INVENTION

         In accordance with the present invention, a method for recovering and separating metals from waste streams, comprises the following steps:

         pH of a waste stream is adjusted;

         a metal complexing agent is added;

         a particle growth enhancer is added;

         a flocculating agent is added resulting in a solution;

         the solution effluent is then dewatered, preferably using a plate and frame press, resulting in a sludge and a supernatant; and

         metals are recovered from the sludge upon melting, drying and dewatering a filter cake with melting enhancers so as to permit selective removal of a fused metal-bearing concentrate for casting into ingots to be sold to primary smelters.

         A suitable base such as sodium hydroxide (NaOH) or calcium hydroxide (Ca(OH)2) or a suitable acid such as hydrochloric acid (HCl) can be used to C1 the pH of the waste stream from about 5 to about 13, preferably from about 7 to about 12, depending upon the initial pH of the waste stream to be treated and the metal(s) desired to be recovered.

         The metal complexing agent that can be used comprises a mixture of a carbamate compound, an inorganic base, and water. The carbamate that can be employed are those selected from the group consisting of thiocarbamates, dithiocarbamates, alkylthiocarbamates such as dimethyldithiocarbamate and diethyldithiocarbamate, and salts thereof. The inorganic bases that can be used are those selected from the group consisting of sodium hydroxide, potassium hydroxide, and the like. A preferred compelxing agent comprises a mixture consisting of about 40% by weight sodium dimethyldithiocarbamate; about 10% by weight sodium hydroxide; and, about 50% by weight water.

         The particle growth enhancer is employed to promote an ionic exchange with the metals in solution and to provide a foundation upon which the ionic metal particles can grow. The preferred particle growth enhancer used is an aqueous solution of calcium chloride comprising about fifty pounds (50 lbs.) calcium chloride dissolved in about 100 gallons (gals.) of water in combination with an ionic exchange promoter. The ionic exchange promoter employed is ferric chloride (FeCl3) which is commercially obtained as a 38% liquid solution. The amount of ionic exchange promoter used can range from about 0.03% to about 0.4% by volume.

         The flocculating agents employed in the method of the present invention are commercially obtained material typically available as solid, granular ionic polymers having a medium anionic charge. These flocculating agents, together with the particle growth enhancer and the ionic exchange promoter, cause the ionic metals in solution to increase in size and weight, precipitate, and settle. Illustrative flocculating agents that can be used include Clarifloc A-3020 available from Poly Pure, Inc., Parsippany, New Jersey; Floculite 402 available from Dubois, Cincinnati, Ohio, and J. Flock 711 available from Jamestown Chemical, Westhaven, Connecticut. The flocculating agent is prepared as a diluted aqueous solution consisting of one pound of the flocculating agent in 65 gallons of water and then further diluting this concentrate in 200 gallons of water. This dilute solution is then used in concentrations of from about 0.001% to about 0.01% by volume. The preferred flocculating agent employed is Clarifloc A-3020.

         When the industrial waste stream to be treated contains organic compounds, they are initially degraded or destroyed by using a suitable oxidizing agent such as sodium hypochlorite, hydrogen peroxide at 35% to 50% concentration, ultra violet (UV) radiation or ozone (O3). When an oxidizing agent is used, the waste stream should be monitored to assure that an oxygen reduction potential (ORP) of about +350mv is achieved and maintained for a period of about 15 minutes before treating the waste stream with the method of the invention.

         Similarly, when the industrial waste stream to be treated is found to contain chelating agents (e.g., hexavalent chromium) these agents are initially degraded or destroyed by using a suitable reducing agent such as sodium metabisulfite, sodium sulfide, and the like. The waste stream should be monitored until the presence of the undesirable chelating agent can no longer be detected.

         The method of the invention includes the following steps:

a. Waste streams to be treated are analyzed to determine the types of wastes and metals present, whether the waste streams contains precious metals or non-precious metals; volatile organic compounds (VOCs); solids above 5% by volume, chromium above an average of 15 parts per million (ppm); and cyanide.

     All incoming wastes are classified by priority metal which in a given waste solution to be treated, is the metal found most prominently. "The most prominent metal is analytically identified. For example, a waste solution containing 1000 ppm of copper and 200 ppm of cadmium has copper as the priority metal and cadmium as the secondary metal.

b. Incoming waste streams are separated according to the priority metal, identified by the analytical procedures for each respective waste stream. Waste solutions with common dominant metals are mixed together for processing. For example, a solution containing 1000 ppm or more of copper is mixed only with a waste solution containing a priority metal of copper, since to do otherwise would reduce the concentration of copper in the final metal recovery product. Recovery product is sold to primary smelters based on the level of the priority metal. As the priority metal is removed, the secondary metals are all concentrated and the process moves to the next level based on the new priority metal selected from the remaining waste solution. Thus, a continuing recycling process takes place removing each priority metal successively.

c. The pH of the waste streams is adjusted, as required, to increase insolubility of the priority metal with ionically bonded compounds and to precipitate ionic metal particles upon addition of a reagent. The optimum pH level will vary from 7 to 12 depending on the priority metal being addressed in the waste solution. For purposes of selective separation, the priority metal is the most prominent metal determined by analysis, i.e., the metal which the aforementioned analysis reveals to be present in the highest concentration.

d. The reagent, in the form of a metal complexing agent is added to chelate certain metals from ionically bonded compounds. These metals will ultimately be removed and recovered from the waste water. The metal complexing agent comprising a dithiocarbamate and preferably comprising about 40% sodium dimethyl dithiocarbamate, about 10% sodium hydroxide (NaOH) and about 50% water is used.

e. In the continuous treatment process described herein, 30 gallons of the aqueous calcium chloride particle growth enhancer solution is first added to a primary reaction tank containing 1,400 gallons of waste water as described herein below. When the contents of the tank are processed, CaCl2 is added to the flash mix tank continuously.

f. When the ferric chloride ionic exchange promoter is used, it is added to the primary reaction tank used during the continuous treatment process and is also added directly to the tank in the batch treatment process.

g. Sodium hydroxide (NaOH) or calcium hydroxide Ca(OH)2 is added to the mix, the choice of which to use depends on the solution's sensitivity to pH change. A solution which is heavily buffered (resistant to pH of change) is first graded with Ca(OH)2 and then fine-tuned with NaOH. On the other hand, a solution that has little or no buffering and is thus sensitive to pH change, will be adjusted with NaOH only. The hydroxide is added to adjust pH to the optimum level for the priority metals, as discussed more fully below:

h. As described above, flocculating agents are added to the mix, as described below, to cause the ionic metallic precipitant to increase in size and weight and settle.

         As diluted working solution is used, proportional amounts of the flocculant concentrate and water are added to replenish the working tank as make-up flocculating agent.

         The flocculant polymer solution is added to the continuous treatment process by injecting it into the flash mix tank on a continuous basis. The amount of flocculant polymer added is in proportion to the amount of dissolved and suspended solids in the waste being treated. The flocculant is preferably used in concentration ranging from about 0.0001% to about 0.01%.

i. Oxidation and reduction are used, as required. Waste solutions containing both hexavalent chromium and cyanide ions, such as certain plating solutions, requires oxidation first and reductin second to ensure that metal separation is complete. Thus, there are cases requiring both oxidation and reduction.

         In those cases where oxidation and/or reduction is required prior to processing the wastes, the wastes are first processed in a batch operation as described under "Batch Treatment" below.

j. Heavy particles settle resulting in a sludge and the supernatant is clarified and discharged. The sludge is thickened and dewatered, and metals are recovered from the resulting thickened and dewatered sludge as described below.

k. The present invention recovers metals in the form of a dried powder. The metal-recovery dried powder may be either melted as specified and preferred in the present invention or, alternatively, the metal-recovery dried power may be sold to the smelter, where the product is used as feed stock in place of a virgin product in the smelting operation.

         The final and preferred step in the metal recovery of the present invention occurs with the melting of the ionic metal compounds. A flux, preferably a mixture of sodium tetra borate pentahydrate and soda ash, is added to facilitate this melting step. Sodium tetra borate decahydrate and sodium tetra borate anhydrous may be used in place of sodium tetra borate pentahydrate. The ionic metal compounds are melted and then allowed to cool, resulting in solid recovered metal products.

         The resulting metals are recovered and separated by priority metal and are sold to secondary and primary smelting operations. The present invention provides the raw material feed stock for the smelting recovery of the metals recovered as ionic compounds from waste streams. For example, a recovered product containing copper as the primary metal is sold to a primary copper smelter.

         Waste streams containing large amounts of metals such as concentrations equal to or greater than 2000 ppm (0.02% dissolved solids) and specific solutions such as photographic wastes are treated in batch. In the batch treatment, all operations occur in the same treatment vessel, i.e., a volume of waste is placed in a tank, reagent is added, and the solution is allowed to settle, leaving the clean supernatant at the top and prepared and/or ready for discharge.

         In comparison to batch treatment, continuous treatment is used for waste solutions and in those cases where the volume of the waste stream is in excess of 2000 gallons. In continuous treatment the waste solution is treated in different tanks, each tank being used generally for a different purpose. The wastes are moved from one tank to another allowing sufficient residence time for the solution to be processed in each tank and for the required chemical processes to take place. Solutions move at rates varying from about 5 gallons per minute [gpm] to about 5000 gpm depending on the level of dissolved solids being removed from the solution.

         In continuous treatment, the wastes are moved from a primary treatment tank to a flash mix tank, to a flocculatin tank, then to a gravity settler tank, then to a filtration system, and finally to discharge. The solids that settle in the gravity settler are continuously removed to a sludge settling tank prior to de-watering. Continuous treatment operation is used to move large volumes of waste containing low levels of dissolved contaminants rapidly through treatment.

         Both the continuous treatment and batch treatment operations produce sludge. The amount of sludge produced is directly related to the amount of dissolved metal in the incoming waste. As an example, a solution containing one pound of dissolved salts will produce approximately one pound of sludge. Moreover, an input containing 60,000 mg/liter of copper and 0.15 mg/liter of lead would be typically left with 0.8 mg/liter copper and 0.02 mg/liter lead, which means that 59,999.02 mg/liter copper and 0.13 mg/liter lead could be recovered by the process of the present invention. In such case, the recovery rate for copper is 99.9987% and for lead 86.666%.

                         CONTINUOUS TREATMENT OPERATION

         In continuous treatment, incoming wastes are analyzed and are placed in a tank depending on the level of metal in the waste stream, volume to be handled and the reagents needed to cause metal separation.

         Details on the continuous process are as follows:

a.       The waste stream is analyzed.

b.       All incoming waste streams are classified by priority metals.

c. A solution containing a priority metal of copper, for example, is adjusted to a pH of 6 plus or minus 1 with an acceptable pH variation of plus or minus 1, i.e., a pH range of from about 5 to about 7. The pH is adjusted using NaOH, Ca(OH)2 or HCL depending on the initial pH of the waste stream.

d. Once the pH of the waste is adjusted to the desired level, the metal complexing agent of the present invention is added. The waste being treated is allowed to mix with the metal complexing agent for about ten minutes. As above described, the complexing agent preferably comprises about 40% sodium dimethyl-dithiocarbamate, about 10% sodium hydroxide and about 50% water.

e. After mixing the wastes being treated with the metal complexing agent, calcium chloride solution is added and allowed to mix with the waste for another ten minutes. The amount of calcium chloride added depends on the level of dissolved metals in the solution being treated.

f.       Ferric chloride can be added, as required.

g. Additional pH adjustment, using sodium hydroxide or calcium hydroxide may be required. The solution is then fed to a flash mix tank at a rate of from about 5 gpm to about 50 pgm, depending on the amount of dissolved and suspended solids where additional calcium chloride and flock are added.

         Where the total suspended and dissolved solids are below 0.01% the flow rate could be 50 gpm. This flow rate decreases proportionally as the level of dissolved and suspended solids increases, to where a concentration of 0.5% will require a flow rate of approximately 5 gpm. Flow rates are dependent on the level of dissolved and suspended solids and the type of equipment being used.

h. The solution then travels to the flocculation tank where it is thoroughly mixed allowing particle size growth. The residence time in the flocculation tank is dependent on the level of dissolved solids in the waste solution being treated. The tanks used are sized to allow a minimum of 10 minutes residence time at a flow rate of 50 gpm. For the flocculating reagent to work properly, a minimum residence time of 10 minutes is required in 1,400 gallons for proper mixing and reaction.

i. After the required residence time in the flocculation tank, the waste is fed to a flash mix tank where additional calcium chloride is injected into the waste stream to act as a binder to which the precipitated particles bind and begin to form particles of increasing size.

j. The solution is then passed into a clarification chamber with sufficient surface area to allow the heavy particles to settle to the bottom of the clarification chamber. Clean or clarified solution is removed from the top of the clarification chamber and passing thereafter into a sand filter to remove any small particulate matter than escaped the flocculation and settlement stages and then the effluent goes to a discharge monitoring tank for pH monitoring and discharge.

k. At this point, the solution is fed to the gravity settling tank where the supernatant is separated from the solids. The solids settle to the bottom and are removed to the sludge thickening tank prior to dewatering. The supernatant flows to the filter and finally to discharge. Solid heavy material is removed from the bottom of the settlement chamber periodically. The settlement chamber, or gravity settler tank is one in which clarification of the solution occurs by a process of settlement. The resulting solid or sludge is placed in a sludge thickening tank where it is further settled into a conical shaped bottom of a large holding tank. As solids accumulate at the bottom of this settlement tank, they are drawn off by a pump and moved into a plate and frame filter press for de-watering. During this operation, excess water is removed from the sludge. The excess water is recirculated back into the treatment system for further use.

l. This process produces an ionic metallic sludge with high metal concentrations without the use of large quantities of reagents such as hydroxides, sodium borohydrate that would be placed in landfill for disposal.

         De-watered sludge is removed from the filter press. This material can contain between 25% and 50% moisture by weight. The dewatered sludge or filter cake is placed in infra-red dryers where the moisture content is brought down to less than 20% by weight. The dryers operate at temperatures of between about 350 degrees F to about 600 degrees F depending on the metal content and the desired level of moisture for the recovered product.

         The resulting volume of recovered metal powder is reduced over the previous de-watering step by as much as 30% to 50% by volume. The drying process drives off the moisture and other compounds that are not metallic leaving the metals in the resulting dry materials heavily concentrated.

m. The recovered dried metal powder is now converted to metallic metal by melting the recovered metal powder in gas-fired or electrical induction melting ovens. The melting process is conducted in two stages and depending on the feed stock, can produce recovered metal ingots of from about 50 to about 90 percent purity.

         After de-watering and drying, the recovered metal powder is either sold as a commodity or is further converted to metal ingots. To covert the recovered metal powder to metal, which may be in the form of ingots, the powder is placed into the melting oven where additional reagents are mixed with the recovered metal powder. The reagents added are sodium tetra borate pentahydrate and soda ash.

         Sodium tetra borate pentahydrate is added to the powder to cause the metals to liquefy once they reach the melting point. Soda ash is used to cause the metal to separate from the flux. Flux is the combination of the soda ash and sodium tetra borate pentahydrate (borax) used during the melting process.

         The powder is first mixed with sodium tetra borate pentahydrate and melted to cause a reduction in volume and produce a homogenous mixture of metal and borax. This mixture is poured, cooled and re-melted in a second melting oven where soda ash is added to cause separation in the melted state. This material is poured and allowed to cool.

         Once cooled, the recovered metal, which has settled to the bottom of the mold is separated from the slag comprised of the flux layer that is on top of the recovered metal. The slag is reused in the next melt.

         For those melts that produce clean black slag, the black slag is sold as a cleaning compound. For those melts that produce a semi pure slag, the slag is sold along with the metal to a primary smelter purchasing the recovered metal.

         The temperature in the melting oven is brought up to approximately 1800 degrees F and the materials are allowed to melt until it is verified that all the material in the crucible is liquid. This usually takes from 2-4 hours depending on the temperature of the oven when it is first charged. For example, a melt from a cold over will take about 4 hours, whereas a melt from a hot oven will usually take about 2 hours. At this point, the molten materials are poured into a cast iron buggy or mold that has been pre-heated and coated with carbon to prevent the molten material from sticking to the buggy walls. The purpose of the preheating is to drive out any residual moisture and ensure that the surface is not cold when pouring in the molten bath. If the mold were cold, it might break from the sudden heat change or it might cause the molten bath to spray molten slag out of the mold.

         The material is allowed to cool and solidify at which time the resulting solid is removed from the buggy and separated in two different layers. The material is then placed into a second melting oven where the temperature is brought up to approximately 1800 degrees and two additional reagents are added, to induce the material to separate into three layers.

         The lower layer consists of 60% to 90% of the recovered metal such as copper or nickel. The second or middle layer consists of pig iron containing all of the remaining metals, and the top layer consists of slag, i.e., the flux containing the reagents that were added, one to each melt. The resulting products from this operations are solid and are commercially recycled thus completing the recycling of the components in the wastes. These materials can then be sold as feed stock for primary smelting operations.

         The above noted procedures to produce recovered metal ingot are representative of each time the sludge is removed from the filter process. The amount of sludge removed is directly related to the amount of dissolved salts in the waste at the beginning of the metal recovery process. For example, a solution containing 1 pound of dissolved salts produces approximately 1 pound of sludge.


                                BATCH TREATMENT

         Batch treatment takes place in one of a number of different tanks and is a process that may be completed in the starting tank. A cycle of operations is completed, and the effluent is removed for discharge, while the metal recovery products are either removed or utilized for future batch processes, and the cycle is repeated.

         This batch recovery method is used for solutions containing precious metals above 250 mg/liter and for non-precious metal solutions containing concentrations of a priority metal above 0.2% (2,000 mg/liter).

         In the batch process, one cycle of operations is completed and the effluent is removed for discharge to the sewer while the metal recovery products are either removed or utilized for future batch process and the cycle is repeated.

         Upon completion of analysis and selective separation of priority metals by the aforementioned processes, wastes containing precious metals are treated, as follows:

a. All wastes containing precious metal with low chromium content, generally less than 10 ppm of chromium, are placed in a separate tank dedicated to such wastes and are subjected to batch treatment operations.

b. Chromium present in wastes at levels greater than approximately 10 ppm interferes with removal of other metals from solution. When the chromium concentration of waste to be treated is generally greater than about 10 ppm, the waste must be separated from other waste treatment. All wastes containing precious metals with high chromium content are placed in a separate batch treatment tank to undergo batch treatment for high chromium and precious metals. The high chromium waste is then separately treated as elsewhere described herein.


                                    EXAMPLES

         The following illustrative examples are set forth to demonstrate the utility of the present invention of a number of different waste streams.


                                   EXAMPLE 1

         Example 1 illustrates treatment of a solution containing cyanide and metals in concentrations more than 500 mg/liter.

         Large volumes are handled in an appropriate size tank. The waste is transferred to the treatment tank using an air activated diaphragm pump. The waste is then tested for pH and Oxygen Reduction Potential (ORP).

         The solution is maintained at a pH above 10.5 with the addition of caustic while the cyanide is oxidized using oxidizing reagents to maintain an alkaline state within the solution. When the solution reaches and maintains the desired ORP for the desired length of time, a sample is taken and analyzed for cyanide content. This method controls the generation of heat and prevents uncontrolled chemical reactions. When all the cyanide has been oxidized and the batch is low enough in metal content, any remaining wastes are integrated into the regular treatment for metal recovery.

         If the metal level is above 1000 mg/liter, the batch will be completed in the same treatment tank. If the metal level is less than 1000 mg/liter, the solution is fed into a continuous treatment operation containing the same priority metal.

         All unused oxidizer is driven off from the solution by reducing the pH to a point where the oxidizer will be liberated as a gas. The liberated gas is trapped by an air scrubbing system attached to the treatment tanks and neutralized prior to being discharged to the atmosphere. This prevents the oxidizer from neutralizing the metal complexing agents that will be added to the solution during this operation.

         The ionic metal will drop out of the solution and become particulate matter. To increase the rate of settlement, the pH of the solution will be adjusted to an ideal point of insolubility for the priority metal and a bindery agent such as calcium chloride will be added.

         The solution is allowed to mix for a predetermined time at which point a polymer is added to cause the particles to increase in size. At this point, mixing is terminated and the solution is allowed to settle. The clean effluent or supernatant is removed for monitoring and discharge, while the ionic metal sludge that settled to the bottom of the tank in removed and placed in the sludge thickening tank prior to de-watering, drying and melting. Table I illustrates details regarding quantities of reagents added:

                                    TABLE I

                        Treatment Reagents for Example 1

Step           Operation                Reagent             Quantity

1              100 gallons              H2O                 3:1

2              pH to 8                  Ca(OH)2             30 gr.

3              Complexing Agent         NA2S                1 gal.

4              Complexing Agent         *                   0.5 gal.

5              pH 9.5         CA(OH)2         3 gr


Elemental analysis of Example 1 metals:


Element                  Amount                   Measurement Procedure

                                                  (United States Government)

Arsenic                  less than 0.050          SW-846 6010 ICP
Aluminum                 2362.000                 SW-846 6010 ICP
Barium                   68.690                   SW-846 6010 ICP
Beryllium                less than 0.010          SW-846 6010 ICP
Cadmium                  less than 0.001          SW-846 6010 ICP
Hexavalent               less than 0.001          SM17-418.1 UV
   Chromium
Copper                   418.000                  SW-846 6010 ICP
Iron                     203.400                  SW-846 6010 ICP
Lead                     3.280                    SW-846 6010 ICP
Manganese                1.030                    SW-846 6010 ICP
Mercury                  0.073                    SW-846 7470 AA
Nickel                   0.500                    SW-846 6010 ICP
Phenol                   less than 0.020          SW-846 9065 UV
Selenium                 less than 0.050          SW-846 6010 ICP
Silver                   9.480                    SW-846 6010 ICP
Zinc                     0.620                    SW-846 6010 ICP

The physical analysis of Example is:

Physical Attributes   Results                         Measurement Procedure

                                                      (United States Government)

Color                 Dark
                         Brown
Cyanide               less than 0.02                  SW-846 9010
Flash Point           greater than 200 degrees F      SW-846 1010
Odor                  None
pH                    -0.21                           SW-846 9040
Percent Solids        less than 1%                    SM17 2540b & 2540D
Specific Gravity      1.02
Total Petroleum       NA                              SM17 418.1
Hydrocarbons
Viscosity             Medium
Layers When           1

     Standing
Percent Moisture      NA


                                   EXAMPLE 2

         In this example, a metal waste stream containing hexavalent chromium is treated. The pH of the solution is reduced to less than 2.0. A reducing agent such as sodium mera-bisulfate is added and allowed to react with the waste for approximate 20 minutes to ensure complete contact and reduction of the hexavalent chromium to trivalent chromium.

         The pH of the solution is adjusted to 3.5 and a volume of the metal complexing agent will be added. The pH will rise with this addition and the ionic metal will drop out of the solution and become particulate matter. To increase the rate of settlement, the pH of the solution will be adjusted to the ideal point of insolubility for the priority metal and a bindery agent such as calcium chloride will be added.

         The solution will be allowed to mix for a predetermined time at which point a flocculating agent will be added to cause the particles to increase in size. Mixing will be terminated, and the solution will be allowed to settle. The clean effluent or supernatant will be removed for monitoring and discharged to the sewer while the ionic metal sludge that settled to the bottom of the tank will be removed and placed in the sludge thickening tank prior to de-watering drying and melting.

         Table II below set forth the details of the reagents used:


                                    TABLE II

                        Treatment Reagents for Example 2

Step           Operation                Reagent            Quantity

1              100 gallons              H2O                10:1

2              Reduce                   NAHSO3             25 lbs./100 gal. of
                                                           wastes
3              pH 7.00                  CaOH2 60 lbs/      100 gal. of waste

4              Complexing Agent         NA2S               0.2 lbs./1000 gal. of
                                                           waste
5              Complexing Agent         *                  0.2 gal./1000 gal. of
                                                           waste
6              Coagulant 1              CaCl2              5 gal./100 gal. of
                                                           waste
7              Coagulant 2              Flocculating       1/4 lbs. per 100 gal.
                                        Agent


*    40% sodium dimethyl-dithiocarbamate, 10% sodium hydroxide and 50% water.

Elemental analysis of Example 2 metals:


Element                  Amount                   Measurement Procedure
                                                  (United States Government)

Arsenic                  20.00                    SW-846 6010 ICP
Aluminum                 7232.00                  SW-846 6010 ICP
Barium                   less than 0.01           SW-846 6010 ICP
Beryllium                5.30                     SW-846 6010 ICP
Cadmium                  108.60                   SW-846 6010 ICP
Chromium                 32070.00
Hexavalent               146.60                   SM17-418.1 UV
   Chromium
Copper                   146.60                   SW-846 6010 ICP
Iron                     685.70                   SW-846 6010 ICP
Lead                     less than 0.01           SW-846 6010 ICP
Manganese                22.3                     SW-846 6010 ICP
Mercury                                           SW-846 7470 AA
Nickel                   340.90                   SW-846 6010 ICP
Phenol                                            SW-846 9065 UV
Selenium                 less than 0.05           SW-846 6010 ICP
Silver                   74.10                    SW-846 6010 ICP
Zinc                     393.30                   SW-846 6010 ICP

The physical analysis of Example 2 is:

Physical Attributes   Results                         Measurement Procedure
                                                      (United States Government)
Color                 Dark Brown
Cyanide               less than 0.02                  SW-846 9010
Flash Point           greater than 200 degrees F      SW-846 1010
Odor                  None
pH                    -0.21                           SW-846 9040
Percent Solids        less than 1%                    SM17 2540b & 2540D
Specific Gravity      1.02
Total Petroleum       NA                              SM17 418.1
Hydrocarbons
Viscosity             Medium
Layers When           1
     Standing
Percent Moisture      NA

                                   EXAMPLE 3

         This example describes the treatment process of a precious metal bearing solution containing chromium.

         The pH of the solution is reduced to less than 3.0 with the addition of hydrochloric acid (HCl). A reducing agent such as sodium meta-bisuifate is added to reduce the chromium. The solution is then agitated for approximately 20 minutes to ensure complete contact and reduction of the chromium.

     The pH of the solution is then increased to greater than 10.5 with the addition of caustic reagents and a quantity of sodium hypochlorite is added to oxidize any remaining chelating reagents. The oxidizer is added in small quantities to prevent over feeding.


     The pH is allowed to stabilized for approximately 15 minutes and is then adjusted to a pH of 7.5, as necessary. If the pH drifts, additional pH stabilization is implemented.


     Metal complexing reagents are added to the solution in sufficient quantity to cause all of the dissolved metal to precipitate out of the solution.


     After the desired settlement time, the solution is checked for metal content. Upon completion of the settlement process, the clean effluent is removed for monitoring prior to discharge, and the ionic metal sludge is removed to a conical-bottomed sludge thickening tank prior to de-watering and drying.


     When the sludge is transferred from the treatment tank to the conical-bottomed sludge thickening tank, a portion of the liquid is also transferred, in order to facilitate the transfer. Allowing separation of sludge from transfer liquid in the conical-bottomed thickening tank is simply called "sludge thickening" and the tank in which is accomplished is so named.


                                   EXAMPLE 4

     This example relates to a precious metal bearing solution (such as photographic processing waste) without chromium. Recovery of the metals from this type of solution is conducted in a batch operation for control over the recovered product, reuse of the recovered product as a seed for the next operation, cost of the complexing agent, keeping the solution from outside contaminants and complying with regulations that exempt precious metal recovery.


     All material is paced in a large common holding tank. In this case, the tank has a capacity of 7,000 gallons, is closed topped and vented to the atmosphere through a permitted air scrubber. Once a sufficient quantity of material is placed in the holding tank, samples are obtained from the top and bottom of the tank. These samples are analyzed for metal content.


     A bindery agent such as calcium chloride is mixed by dissolving approximately 50 pounds of it in 100 gallons of water and the resulting solution is fed into the holding tank by pumping it in through the bottom of the tank so as to ensure mixing and adequate contact with the solution in the holding tank.


     Based on the metal content, i.e., the concentration of suspended and dissolved metals determined to be present in the solution by chemical analysis, the metal complexing agent is fed into the holding tank by being pumped in from the bottom to ensure adequate contact with the solution in the tank. The amount of complexing and bindery agents added to the batch is directly related to the level of metal in the batch. For example, a 7,000 gallon batch containing 3,000 mg/liter of dissolved metal requires approximately 12 gallons of metal complexing agent and 1000 gallons of bindery agent to bring the metal levels to below 2 mg/liter of combined metals. The tank is agitated from the bottom with air from an air pump for approximately 30 minutes to ensure adequate mixing of the bindery agent, metal complexing agent and the solution in the tank. The contents of the tank are then allowed to settle for approximately three to six hours, after which time samples are obtained from the top and bottom of the tank for chemical analysis. Alternatively, the metal complexing agent can be added to the tank by itself to cause the separation and in such a case, CaCl2 is not used.

     Based on the analytical results which, under normal operating conditions shows that the solution is clean, the clean effluent is removed by use of an electric centrifugal pump for pH monitoring prior to discharge. Monitoring occurs in a discharge holding tank just prior to sewer discharge.

     The precipitated ionic metal sludge is allowed to remain at the bottom of the tank as a seed for the next batch to be processed in this tank. Under normal conditions, this seed remains for five to six cycles before it is removed and the cycle is started over.

      When the ionic metal sludge generated in this batch operation is removed from the processing tank, the sludge is placed into fifty-five gallon holding drums for storage prior to being processed in a dedicated filter press. Effluent from the filter press operation is returned to the dedicated batch process tank and reused.

     De-watered solids from this operation are placed directly into a silicon carbide crucible in a melting oven, where the solids are blended with a flux, i.e., sodium borate tetra pentahydrate and soda ash. For each 40 pounds of recovered product that is placed in the first over for stage one of the melting process, approximately three pounds of sodium tetra borate pentahydrate are added. For each melt in stage two of the melting process, approximately 9-12 pounds of soda ash are added.

     The melting oven is brought up to approximately 1800 degrees F and monitored. Once it is determined that the batch is in a homogenous liquid state by stirring, the contents of the crucible are poured into a cast iron buggy
(mold) that has been pre-heated and coated with a carbon water solution of prevent sticking of the molten material. The mold is allowed to cool for 18 hours and the contents are removed and separated into three components.

     Noble metal (usually 95% or higher concentration silver), pig iron and slag is recovered. Both the silver an pig iron are placed into a second melting oven where additional soda ash is added and the oven is brought to approximately 1800 degrees F. Once it is determined that the batch is molten by stirring the bath, approximately one pound of black iron is added to the molten bath and allowed to completely melt. The bath is then stirred to verify that the black iron has melted.

     After stirring is completed, the molten bath is poured into a pre-heated buggy (mold) that has been coated with carbon black to prevent the molten material from sticking to the sides of the mold. The mold is allowed to cool for approximately 14 hours at which time the mold is emptied.

     The recovered products are removed from the mold and separated into three layers consisting of a noble metal such as silver with a purity of from 97% to 99.9%, a layer of pig iron containing all of the impurities, i.e., aluminum, cadmium, chromium, cobalt, copper, iron, manganese, nickel and zinc), and a layer of black slag.

     The black slag is recycled two to three times in the same operation before it is sold as a scrubbing compound. The pig iron and silver are both sold for their metal content completely recycling all of the components within the incoming waste that caused the material to be classified as waste.

     Table III below sets forth the percentage of recovery for those metals analyzed in the incoming waste of Example 4.

                                   TABLE III

                                            SUPERNATANT
                                            AFTER                 PERCENTAGE
      ELEMENT          INCOME WASTE         RECOVERY              OF RECOVERY
Arsenic ...........   less than 0.050       less than 0.050        0.000%
Antimony ..........   less than 0.050       less than 0.050        0.000%
Aluminum ..........    248.400                 1.773              99.287%
Barium ............   less than 0.001       less than 0.001        0.000%
Beryllium .........   less than 0.001       less than 0.001        0.000%
Calcium ...........    385.500               265.300              31.258%
Cadmium ...........      1.560              less than 0.002       99.872%
Chromium ..........      0.230              less than 0.005       97.826%
Cobalt ............      1.160              less than 0.003       99.741%
Copper ............    167.900              less than 0.002       99.999%
Iron ..............    762.700              less than 0.005       99.993%
Lead ..............   less than 0.025       less than 0.025       60.000%
Magnesium .........    396.500                17.540              95.576%
Manganese .........    161.900                 0.250              99.846%
Mercury ...........   less than 0.020       less than 0.020        0.000%
Nickel ............      1.310              less than 0.010       99.237%
Phenol ............   less than 0.020       less than 0.020        0.000%
Potassium .........     16.340                 8.230              49.633%
Selenium ..........      0.060              less than 0.050       16.667%
Silver ............      0.010              less than 0.003       70.000%
Sulfate ...........   8596.000              3400.000              60.447%
Thallium ..........      0.800              less than 0.020       82.500%
Vanadium ..........      0.470              less than 0.020       95.745%
Zinc ..............    570.000              less than 0.004       99.993%



     Although the present invention has been described in considerable detail and with reference to certain preferred embodiments thereof, other variations are possible. Therefore, the spirit and scope of the appended claims should not be limited to the description of the preferred embodiments contained herein.

         ATTACHMENT B: STATISTICAL MODEL; DERIVATION OF GROSS RECEIPTS
     This Model is a mutually agreed reference for the principles of calculating revenues, royalties, et al on individual projects which utilize KBF's Selective Separation Technology (SST), with one only numbers in the Model that are to be accepted as legally binding being those pertaining to KBF's guaranteed minimum of 0.7 cent per treated gallon.



A.       Base Assumptions in Model:
A1. Waste generator ("Client") has a current treatment process, the costs of which are recorded in the client's Product Cost Accounting and include such costs as:
         -- Current treatment reagent(s);
         -- Space allocation for waste management;
         -- Labor (including all applicable company overhead for such); -- Energy consumption; and, -- Insurance pertaining to environmental and Health & Safety requirements.
A1a.     On a per treated  gallon  basis,  the Client's cost is 10 cents in this
         Model.
A2. Solucorp/KBF's sale of SST to the Client will create the following cost comparisons and/orbenefits:
         -- Parity of reagent(s) cost;
         -- Reduction of space allocation requirement, allowing for productivity benefits; -- Significant reduction of labor requirement and associated cost; -- Reduction of energy consumption for waste treatment; -- Significant reduction of insurance requirements and associated premiums; -- Minimization of taxes, including negation of Superfund Tax provisions, and, -- Additional costs for the installation of new SST-requisite equipment.
A2a. On a per treated gallon basis, KBF expects the Model project's actual costs to be: -- Reduced by 25% (2.5 cent in 10 cents) by savings aspects; -- Increased by 1% (0.1 cent in 10 cents) by new equipment requirement and, -- Net reduction in the project's actual costs is 2.4 cent in 10 cents.
A3. To effect the sale of SST, Solucorp/KBF expects to offer the Client a cost of 9 cents per treated gallon -- saving the Client 1 cent per treated gallon.
A3a. The basis cost model for calculating the "Gross Receipts" of projects becomes -- Client's current costs 10.0 cents -- LESS 1 cent saving to effect sale 9.0 cents = Client's new cost -- LESS 7.6 cent "Retained Operations costs" 1.4 cents = Gross Receipts
A4. The Gross Receipts will be equally shared (50% each) by Solucorp and KBF, with the provision that KBF receives a minimum of 0.7 cent per treated gallon.

D. CLIENTS WITHOUT A CURRENT TREATMENT PROCESS:
     Project proposals and cost estimates will be developed giving due cognizance to the need to set a price (Gross Receipts) level within the relevant market constraints while incorporating all of the factors detailed in the foregoing Model.

                          ATTACHMENT C: EXCEPTED SITES

     A. It being understood that the Licensor has already expended sales and marketing efforts to secure several contracts at several different sites, the below listed sites and facilities shall be excepted from the terms of this license only to the extent that the Licensee in any way has not assisted or does not assist the Licensor in securing the final contract for each site. In the event that the Licensee has provided or does provide said assistance, the site or facility shall, at the option of the Licensee, be subject to the terms of this license.

B. In the event of such option, the Licensee shall pay the relevant commission to the sales or marketing agent of the Licensor pursuant to the provisions of
Article V of the Agreement.

C. The following are those sites and facilities to which the provisions of this attachment apply:

       1. The Butte, Montanan Superfund Site (open-pit copper mine).

       2. The Stringfellow Superfund sites located in California, U.S.A. (groundwater remediation).

     D. The KBF Pollution Management, Inc., Paterson, New Jersey facility and all use of the Licensed Material at said facility, or any KBF facility hereafter existing, shall under no circumstance be subject to the terms of this license. In the event however, that the Licensee's efforts result in any contract to ship waste to the Paterson facility (or any other KBF facility hereafter existing) for processing, the Licensee's sales or marketing agent shall receive a commission on that sale to be determined at the time of the sale.